UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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NETGEAR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NETGEAR, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 3, 2008

10:00 a.m. local time

To Our Stockholders:

The 2008 Annual Meeting of Stockholders of NETGEAR, Inc. will be held on Tuesday, June 3, 2008 at 10:00 a.m. local time at our executive offices at 4500 Great America Parkway, Santa Clara, California 95054 for the following purposes:

1. To elect eight (8) directors to serve until the next Annual Meeting of Stockholders;

2. To approve amendments to the NETGEAR, Inc. 2006 Long-Term Incentive Plan;

3. To approve the adoption of the NETGEAR, Inc. Executive Bonus Plan;

4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

5. To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on Friday, April 11, 2008 are entitled to attend and vote at the meeting. A complete list of these stockholders will be available during normal business hours for 10 days prior to the meeting at our headquarters located at 4500 Great America Parkway, Santa Clara, California 95054. A stockholder may examine the list for any legally valid purpose related to the meeting. The list also will be available during the annual meeting for inspection by any stockholder present at the meeting.

Whether or not you plan to attend the annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in the accompanying reply envelope. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

For the Board of Directors of
NETGEAR, INC.

/s/ Patrick C.S. Lo
Patrick C.S. Lo
Chairman and Chief Executive Officer

Santa Clara, California

April 29, 2008

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

NETGEAR, INC.

PROXY STATEMENT FOR THE

2008 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors of NETGEAR, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2008 Annual Meeting of Stockholders to be held at 10:00 a.m. local time on Tuesday, June 3, 2008 at our executive offices located at 4500 Great America Parkway, Santa Clara, California 95054.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our Company as “NETGEAR”, “we,” “us” or “our”. The term “proxy materials” includes this proxy statement, as well as the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2007.

We are mailing the proxy materials on or about April 29, 2008 to all of our stockholders as of the record date, April 11, 2008. Stockholders who owned NETGEAR common stock at the close of business on April 11, 2008 are entitled to attend and vote at the annual meeting. On the record date, we had approximately 35,342,587 shares of our common stock issued and outstanding. We had 31 stockholders of record as of the record date and our common stock was held by approximately 41,109 beneficial owners.

You may also view this proxy statement, as well as our Annual Report on Form 10-K for the year ended December 31, 2007, online at the following address: http://ww3.ics.adp.com/streetlink/NTGR.

Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting us. The four proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One,” “Proposal Two,” “Proposal Three” and “Proposal Four.” Each share of NETGEAR common stock you own entitles you to one vote. You can vote by returning the enclosed proxy card and proxy in the envelope provided, or by attending the annual meeting and voting in person at the annual meeting.

Methods of Voting

Voting by Mail. By signing and returning the proxy card according to the enclosed instructions, you are enabling our Chairman and Chief Executive Officer, Patrick C.S. Lo, and our Chief Financial Officer, Christine M. Gorjanc, who are named on the proxy card as “proxies and attorneys-in-fact,” to vote your shares as proxy holders at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the director nominees identified in Proposal One;

•	FOR approval of amendments to the NETGEAR, Inc. 2006 Long-Term Incentive Plan;

•	FOR approval of the adoption of the NETGEAR, Inc. Executive Bonus Plan; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

To reduce the expenses of delivering duplicate voting materials to our stockholders who may have more than one NETGEAR stock account, we are delivering only one set of the proxy statement and the annual report on Form 10-K for the year ended December 31, 2007 to certain stockholders who share an address unless otherwise requested. A separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by writing our Company Secretary at NETGEAR, Inc., 4500 Great America Parkway, Santa Clara, California 95054, or calling our Company Secretary at (408) 907-8000. You may receive a copy of the exhibits to NETGEAR’s Annual Report on Form 10-K for the year ended December 31, 2007 by sending a written request to NETGEAR, Inc., 4500 Great America Parkway, Santa Clara, California 95054, Attn: Corporate Secretary.

Voting in Person at the Meeting. If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name, but if you wish to vote at the meeting, you will need to bring with you to the annual meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may either:

•	sign and return another proxy bearing a later date;

•

provide written notice of the revocation to Albert Y. Liu, our Vice President, Legal and Corporate Development and Company Secretary, at NETGEAR, Inc., 4500 Great America Parkway, Santa Clara, California 95054, prior to the time we take the vote at the annual meeting; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit a properly executed proxy card.

Votes Required for Each Proposal

The vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:

Proposal One—Election of Directors. The eight director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote (i) “for” all nominees, (ii) “withhold” for all nominees or (iii) “withhold” for certain nominees by striking a line through the name(s) of such nominees on your proxy card.

Proposal Two—Approval of amendments to the NETGEAR, Inc. 2006 Long-Term Incentive Plan. Approval of amendments to the NETGEAR, Inc. 2006 Long-Term Incentive Plan will require the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy. You may vote “for”, “against,” or “abstain” from voting on this proposal.

Proposal Three—Approval of the adoption of the NETGEAR, Inc. Executive Bonus Plan. Approval of the adoption of the NETGEAR, Inc. Executive Bonus Plan will require the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy. You may vote “for”, “against,” or “abstain” from voting on this proposal.

Proposal Four—Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Abstentions and Broker Non-Votes

If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on the proposal to approve amendments to the NETGEAR, Inc. 2006 Long-Term Incentive Plan, the proposal to approve the adoption of the NETGEAR, Inc. Executive Bonus Plan or the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, your abstention will have the same effect as a vote against that proposal.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. Your broker will have discretionary authority to vote your shares on Proposals One (Election of Directors) and Four (Ratification of Appointment of Independent Registered Public Accounting Firm), which are routine matters.

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. We expect our Vice President, Legal and Corporate Development and Company Secretary, Albert Y. Liu, to tabulate the proxies and act as inspector of the election.

Deadline for Receipt of Stockholder Proposals for 2009 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals by our stockholders intended to be presented for consideration at our 2009 Annual Meeting of Stockholders must be received by us no later than December 31, 2008 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), in order that they may be included in the proxy statement and form of proxy related to that meeting. The submission of the stockholder proposal does not guarantee that it will be included in our 2009 proxy statement.

The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in a company’s proxy statement. The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. The discretionary vote deadline for our 2009 annual meeting is March 16, 2009, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2009 annual meeting.

In addition, our bylaws establish an advance notice procedure with regard to specified matters, including stockholder proposals and director nominations, which are proposed to be properly brought before an Annual Meeting of Stockholders. To be timely, a stockholder’s notice shall be delivered no less than 120 days prior to the date of annual meeting specified in the proxy statement provided to stockholders in connection with the preceding year’s annual meeting, which is February 5, 2009 in connection with our 2009 Annual Meeting of Stockholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received not later than the tenth business day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. A stockholder’s notice shall include: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of our stock which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information required by the Securities Exchange Act of 1934, as amended (the “1934 Act”). In addition, if a stockholder wishes to nominate a candidate for director, the stockholder’s notice shall also include the following information for the candidate: (i) name, age, business address and residence address, (ii) principal occupation or employment of such nominee, (iii) class and number of shares of our stock beneficially owned by such nominee, (iv) description of all arrangements between the stockholder and the nominee and (v) any other information required by the 1934 Act (including the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). A copy of the full text of our bylaws is available from our Corporate Secretary upon written request. Proposals should be sent to our Corporate Secretary, c/o NETGEAR, Inc., 4500 Great America Parkway, Santa Clara, California 95054.

Nomination of Director Candidates

The Nominating and Corporate Governance Committee considers candidates for board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders by submitting: the candidate’s name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person’s ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual board members or management. See “Election of Directors—Policy for Director Recommendations and Nominations” for additional information.

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting, is described above in the section entitled “Deadline for Receipt of Stockholder Proposals for 2009 Annual Meeting.”

Stockholder Communications to Directors

Stockholders may communicate directly with our Board of Directors by writing to them c/o NETGEAR, Inc., 4500 Great America Parkway, Santa Clara, California 95054. Unless the communication is marked “confidential”, our Company Secretary will monitor these communications and provide appropriate summaries of all received messages to the Chairperson of our Nominating and Corporate Governance Committee. Any stockholder communication marked “confidential” will be logged as “received,” but will not be reviewed by the Company Secretary. Such confidential correspondence will be immediately forwarded to the Chairperson of the Nominating and Corporate Governance Committee for appropriate action. Where the nature of a communication concerns questionable accounting or auditing matters directed directly to the Audit Committee, our Company Secretary will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in the Company’s stockholder communications log.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The nominees for election at the Annual Meeting of Stockholders are Patrick C.S. Lo, Ralph E. Faison, A. Timothy Godwin, Jef Graham, Linwood A. Lacy, Jr., George G. C. Parker, Gregory J. Rossmann and Julie A. Shimer. If elected, they will each serve as a director until the Annual Meeting of Stockholders in 2009, and until their respective successors are elected and qualified or until their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for election of all of the director nominees, all of whom currently serve as directors. In the event the nominees are unable or decline to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of the nominees listed above.

Vote Required

If a quorum is present and voting, the eight nominees receiving the highest number of votes will be elected to our Board of Directors. Abstentions are not counted in the election of directors. If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote on this proposal, your broker may have the authority to vote your shares. Stockholders are not entitled to cumulative voting in the election of directors.

Information Concerning the Nominees and Incumbent Directors

The name and age of the nominees and incumbent directors as of March 14, 2008, the principal occupation of each and the period during which each has served as our director are set forth below. Information as to the stock ownership of each of our directors and all of our current executive officers as a group is set forth below under “Security Ownership of Certain Beneficial Owners and Management.”

Name	Age	Office	Director Since
Patrick C.S. Lo	51	Chairman and Chief Executive Officer/Nominee	2000
Ralph E. Faison	49	Director/Nominee	2003
A. Timothy Godwin	58	Director/Nominee	2003
Jef Graham	52	Director/Nominee	2005
Linwood A. Lacy, Jr.	62	Director/Nominee	2002
George G. C. Parker	68	Director/Nominee	2007
Gregory J. Rossmann	46	Director/Nominee	2002
Julie A. Shimer	55	Director/Nominee	2007

Patrick C.S. Lo has served as Chairman of our Board of Directors since March 2002 and our Chief Executive Officer since March 2000. From September 1999 to March 2002, he served as our President, and since our inception in 1996 to September 1999, he served as Vice President and General Manager. Mr. Lo joined Bay Networks, a networking company, in August 1995 to launch a division targeting the small business and home markets and established the NETGEAR division in January 1996. From 1983 until 1995, Mr. Lo worked at Hewlett-Packard Company, a computer and test equipment company, where he served in various management positions in software sales, technical support, network product management, sales support and marketing in the United States and Asia, including as the Asia/Pacific marketing director for Unix servers. Mr. Lo received a B.S. degree in Electrical Engineering from Brown University.

Ralph E. Faison has served as one of our directors since August 2003. Mr. Faison currently is a private investor. From February 2003 to December 2007, Mr. Faison served as Chief Executive Officer of Andrew Corporation, a public company and a manufacturer of communications equipment and systems, and from June 2002 to the present, Mr. Faison has also served as President and a director of Andrew Corporation. From June 2002 to February 2003, Mr. Faison served as Chief Operating Officer of Andrew Corporation. From June 2001 to June 2002, Mr. Faison served as President and Chief Executive Officer of Celiant Corporation, a manufacturer of power amplifiers and wireless radio frequency systems, which was acquired by Andrew Corporation in June 2002. From October 1997 to June 2001, Mr. Faison was Vice President of the New Ventures Group at Lucent Technologies, a communications service provider, and from 1995 to 1997, he was Vice President of advertising and brand management at Lucent Technologies. Prior to joining Lucent, Mr. Faison held various positions at AT&T, a voice and data communications company, including as Vice President and General Manager of AT&T’s wireless business unit and manufacturing Vice President for its consumer products unit in Bangkok, Thailand. Mr. Faison received a B.A. degree in marketing from Georgia State University and an M.S. degree in management as a Sloan Fellow from Stanford University.

A. Timothy Godwin has served as one of our directors since August 2003. Mr. Godwin currently is a private investor. From July 1989 to January 1997, Mr. Godwin worked at Tech Data Corporation, an information technology products distributor, in various capacities including serving as a member of its Board of Directors, Vice Chairman focusing on worldwide finance and administration, President and Chief Operating Officer, Chief Financial Officer and Senior Vice President of Finance. From 1974 to June 1989, Mr. Godwin was employed by Price Waterhouse (now part of PricewaterhouseCoopers LLP), most recently as an audit partner from July 1987 to June 1989. Mr. Godwin is a Certified Public Accountant and received a B.S. degree in Accounting from the University of West Florida.

Jef Graham has served as one of our directors since July 2005. From January 2006 to the present, Mr. Graham has served as the Chairman and CEO of RGB Networks, Inc., a provider of video and bandwidth management products. From July 2005 through January 2006, Mr. Graham served as the Executive Vice President, Application Products Group, of Juniper Networks, Inc., a provider of IP networking and security products. From October 2001 to July 2005, Mr. Graham served as the President and CEO of Peribit Networks Inc., a provider of wide area network optimization appliances, which was acquired by Juniper Networks. Before Peribit, Mr. Graham served as the Senior Vice President of the commercial and consumer business units for 3Com Corporation, where he managed networking and connectivity product offerings. From 1993 to 1995, he served as the CEO of Trident Systems, a document management systems integrator. Mr. Graham has also worked for Hewlett-Packard Company for 15 years, including ten years in sales and marketing around the world and as general manager of both a hardware and a software division. Mr. Graham holds a B.A. with Honors in Business Studies from Sheffield Hallam University, United Kingdom.

Linwood A. Lacy, Jr. has served as one of our directors since September 2002. Mr. Lacy currently is a private investor. From July 1998 to July 2001, Mr. Lacy served as Chairman of 4Sure.com, a direct marketer of computer and technology products. From October 1996 to October 1997, Mr. Lacy served as President and Chief Executive Officer of Micro Warehouse Incorporated, a microcomputer direct-marketing company. From 1985 to May 1996, he served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc., a microcomputer products distributor and a then wholly-owned subsidiary of Ingram Industries Inc. From April 1996 to May 1996, Mr. Lacy served as Vice Chairman of Ingram Industries Inc.; from June 1995 to April 1996, he served as its President and Chief Executive Officer; and from December 1993 to June 1995, he served as its President. Mr. Lacy is a director of EarthLink, Inc., a public Internet technology company, as well as a director of several private companies, including Ingram Industries Inc. Mr. Lacy received both a B.S. degree in Chemical Engineering and an M.B.A from the University of Virginia.

George G. C. Parker, Ph.D. has served as one of our directors since January 2007. Professor Parker has been a distinguished member of the faculty of Stanford University’s Graduate School of Business since 1973 and is currently the Dean Witter Distinguished Professor of Finance (Emeritus). He is also Director of the Financial

Management Program and the Finance and Accounting for Non-financial Executives Program. At Stanford, Professor Parker has held a series of senior positions, including Senior Associate Dean for Academic Affairs, Director of the M.B.A. Program, Director for Executive Education, and Director of the Stanford Sloan Program for Executives. Professor Parker is a member of the Board of Directors of BGI Mutual Funds, an investment company, Continental Airlines, a transportation company, Tejon Ranch Company, a real estate development company and Threshold Pharmaceuticals, Inc., a biotechnology company. Professor Parker holds an M.B.A. and Ph.D. degree from the Stanford Graduate School of Business and a B.S. degree from Haverford College.

Gregory J. Rossmann has served as one of our directors since February 2002. From November 2007 to the present, Mr. Rossmann has served as a Managing Director of The Carlyle Group, a private equity firm. From April 2000 to November 2007, Mr. Rossmann served as a Managing Director of Pequot Capital Management, Inc., a private equity firm. From April 1994 to April 2000, Mr. Rossmann served as Managing Director and partner at Broadview International, an investment banking firm. From June 1991 to April 1994, he worked at Dynatech Corporation, a technology holding company, where he served as manager of new business development. Prior to that, he was a co-founder of Telemaster Corporation. Mr. Rossmann is a director of several private companies. Mr. Rossmann received a B.S. degree in Electrical Engineering from the University of Cincinnati and an M.B.A. from Santa Clara University.

Julie A. Shimer, Ph.D. has served as one of our directors since March 2007. Dr. Shimer is presently the president and CEO of Welch Allyn, a leading manufacturer of frontline medical products and solutions. Prior to Welch Allyn, Dr. Shimer served as president and CEO of Vocera Communications, a provider of wireless communications systems enabling instant voice communication among mobile workers for companies, from September 2001 through February 2007. Dr. Shimer also previously held executive positions at 3Com Corporation from January 2000 through August 2001, most recently serving as vice president and general manager of its networking products. Before joining 3Com, she held executive positions at Motorola, Inc., a wireless and broadband communications company, from 1993 through 1999, where she was vice president and general manager for the paging division, and prior to that post, vice president of its semiconductor products section. Dr. Shimer worked for AT&T Bell Laboratories and Bethlehem Steel Company before joining Motorola. Dr. Shimer is a member of the Board of Directors of Welch Allyn and several other private foundations. Dr. Shimer is also a member of the Society of Women Engineers, Institute of Electrical and Electronics Engineers, the Healthcare Information and Management Systems Society and the Forum of Women Entrepreneurs and Executives. Dr. Shimer holds a B.S. degree in physics from Rensselaer Polytechnic Institute and master’s and doctorate degrees in electrical engineering from Lehigh University.

There are no family relationships between any director or executive officer. Our Board of Directors has determined that Messrs. Faison, Godwin, Graham, Lacy, Jr., Parker and Rossmann and Ms. Shimer are independent under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. We strongly encourage the attendance of members of our Board of Directors at the annual meeting. At the 2007 Annual Meeting of Stockholders, all of our current directors who were directors at that time were in attendance.

Vote Required and Board of Directors’ Recommendation

The nominees receiving the greatest number of votes of the shares present and entitled to vote at the annual meeting will be elected as directors. Our Board of Directors has unanimously approved each of the director nominees listed above and recommends that stockholders vote “FOR” the election of these nominees.

Board and Committee Meetings

Our Board of Directors held a total of 6 meetings during 2007. Our Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees. Each member of the committees meets the independence standards of Rule 4200(a)(15) of the Nasdaq Stock Market and applicable independence rules of the Securities and Exchange Commission. A majority of our Board of Directors are independent directors, as defined by the Nasdaq Marketplace rules. Mr. Lacy has served as the lead independent director since April 2006. All of our directors attended at least 75% of the meetings of our Board of Directors and any applicable committee on which they served held while they were members of our Board of Directors or the applicable committee.

Committee	Date of Inception	Members at the End of 2007	Committee Functions	Meetings Held in 2007
Audit	2000	A. Timothy Godwin Linwood A. Lacy, Jr. George G. C. Parker*	• Reviews internal accounting procedures • Appoints independent registered public accounting firm • Reviews results of independent audit • Determines investment policy and oversees its implementation	9

Compensation	2000	Ralph E. Faison Jef Graham Gregory J. Rossmann Julie A. Shimer**	• Administers our stock option plans • Recommends compensation of executive officers and directors • Reviews and recommends general policies relating to compensation and benefits	6

Nominating and Corporate Governance	2004	Linwood A. Lacy, Jr. Ralph E. Faison*** A. Timothy Godwin Jef Graham	• Recommends nomination of board members • Assists with succession planning for executive management positions • Oversees and evaluates board performance • Evaluates composition, organization and governance of board and its committees	5

*	Effective as of January 12, 2007, Mr. Parker was appointed to, and concurrently Mr. Faison resigned from, the Audit Committee.

**	Effective as of March 2, 2007, Ms. Shimer was appointed to the Compensation Committee.

***	Effective as of April 16, 2007, Mr. Faison was appointed to the Nominating and Corporate Governance Committee.

Audit Committee

Our Board of Directors first adopted a written charter for the Audit Committee in August 2000. A copy of our current amended and restated Audit Committee charter is available on the investor relations section of our website at www.netgear.com. Our Audit Committee currently consists of Messrs. Godwin, Lacy, Jr. and Parker. Our Board of Directors has determined that each of Messrs. Godwin, Lacy, Jr., and Parker is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. Our Board of Directors has determined that Messrs. Godwin, Lacy, Jr., and Parker are “independent,” under the listing standards of the Nasdaq Stock Market. Mr. Godwin serves as chairman of our Audit Committee.

Compensation Committee

Our Board of Directors first adopted a written charter for the Compensation Committee in August 2000. A copy of our current amended and restated Compensation Committee charter is available on the investor relations section of our website at www.netgear.com. Our Compensation Committee currently consists of Messrs. Faison, Graham, Rossmann and Ms. Shimer, each of whom is a non-management member of our Board of Directors. Mr. Faison serves as chairman of our Compensation Committee.

Nominating and Corporate Governance Committee

Our Board of Directors formed a Nominating and Corporate Governance Committee and adopted its written charter in April 2004. A copy of our current Nominating and Corporate Governance Committee charter is available on the investor relations section of our website at www.netgear.com. Our Nominating and Corporate Governance Committee currently consists of Messrs. Faison, Godwin, Graham and Lacy, Jr. None of the current members of the Nominating and Corporate Governance Committee is an employee of NETGEAR and each is independent under the listing requirements of the Nasdaq Stock Market. Mr. Lacy, Jr. serves as chairman of the Nominating and Corporate Governance Committee.

Policy for Director Recommendations and Nominations

The Nominating and Corporate Governance Committee considers candidates for board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders by submitting: the candidate’s name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person’s ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual board members or management.

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting, is described above in the section entitled “General Information—Deadline for Receipt of Stockholder Proposals for 2009 Annual Meeting.”

Where the Nominating and Corporate Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board or management. In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee considers a number of factors, including the following:

•	the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board; and

•	such factors as judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service, and potential conflicts of interest.

In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and review, the Nominating and Corporate Governance Committee approves the nominees for election to our Board of Directors.

Corporate Governance Policies and Practices

We maintain a corporate governance page on our company website at www.netgear.com. This website includes, among other items, profiles of all of our directors and officers, charters of each committee of the Board, our code of ethics, the information regarding our whistleblower policy, and our director and officer stock ownership guidelines.

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•

A majority of the members of the Board are independent directors, as defined by the Nasdaq Marketplace rules. Independent directors do not receive consulting, legal or other fees from us other than Board and Committee compensation.

•	Mr. Lacy has served as the lead independent outside director since April 2006.

•	The independent directors of the Board meet regularly without the presence of management.

•

The Board has adopted a code of ethics that is applicable to all of our employees, officers and directors. This code is intended to deter wrongdoing and promote ethical conduct. Directors, officers and employees are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the code of ethics. We will post any amendments to, or waivers from, our code of ethics on our website.

•	Directors stand for re-election every year.

•	The Audit, Compensation and Nominating and Corporate Governance Committees each consist entirely of independent directors.

•	The charters of the Board committees clearly establish their respective roles and responsibilities.

•	At least annually, the Board reviews our business initiatives, capital projects and budget matters.

•	The Audit Committee reviews and approves all related party transactions.

•	The Board has implemented a process of periodic self-evaluation of the Board and its Committees.

•

As part of our Whistleblower Policy, we have made a “whistleblower” hotline available to all employees for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

•

Directors are encouraged to attend our annual meeting. While their attendance is not required, at the 2007 Annual Meeting of Stockholders, all of our directors who was a director at that time was in attendance.

•

Directors and officers are encouraged to hold and own common stock of the company to further align their interests and actions with the interest of our stockholders, pursuant to our director and officer stock ownership guidelines.

Director Compensation

Our non-employee directors receive a $25,000 annual retainer. The chairman of the Audit Committee is also paid an additional annual retainer of $10,000, and each chairman of our other committees is also paid an additional annual retainer of $4,000. Retainers are paid on a quarterly basis at the end of each quarter.

Our non-employee directors receive $1,000 per meeting and are entitled to reimbursement of travel (first-class domestic and business-class international) and other related expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings. The chairman of the Audit Committee receives an additional $1,000 per committee meeting or sub-meeting with management attended, and the chairman of the Compensation Committee and of the Nominating and Corporate Governance Committee each receives an additional $500 per meeting attended. Meeting fees are aggregated and paid on a quarterly basis at the end of each quarter.

Upon joining the Board, a non-employee director is eligible to receive an initial grant of 8,000 restricted stock units. The restricted stock units will vest 1/3 on each anniversary of the grant date, so that the entire grant will be fully vested over a three year period. On an annual basis, a non-employee director who has been with us for at least six months at the time of our annual stockholder meeting is eligible to receive an annual grant of 4,000 restricted stock units, which will be fully vested on the date of the next year’s annual stockholder meeting.

The following Director Compensation Table sets forth certain information regarding the compensation of our non-employee directors for the 2007 fiscal year.

Name	Fees Earned In Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Ralph E. Faison (5)	$48,000	$135,450	$—	$183,450
A. Timothy Godwin (5)	$68,000	$135,450	$—	$203,450
Jef Graham (5)	$39,000	$135,450	$65,553	$240,003
Linwood A. Lacy, Jr. (5)	$51,500	$135,450	$—	$186,950
George G. C. Parker (3)	$39,000	$71,451	$—	$110,451
Gregory J. Rossmann (5)	$37,000	$135,450	$—	$172,450
Julie Ann Shimer (4)	$35,000	$51,140	$—	$86,140

(1)	The amounts included in the “Stock Awards” column represent the compensation cost we recognized in 2007 related to all outstanding non-option stock awards (restricted stock units), as described in Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). However, as required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. As of December 31, 2007, each Director has the following number of restricted stock units outstanding: Ralph E. Faison, 4,000 units; A. Timothy Godwin, 4,000 units; Jef Graham, 4,000 units; Linwood A. Lacy, Jr., 4,000 units; George G. C. Parker, 8,000 units; Gregory J. Rossmann, 4,000 units; and Julie Ann Shimer, 8,000 units.

(2)	The amounts included in the “Option Awards” column represent the compensation cost we recognized in 2007 related to all outstanding option stock awards, as described in SFAS 123R. However, as required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. As of December 31, 2007, each Director has the following number of options outstanding: Ralph E. Faison, 55,000; A. Timothy Godwin, 65,000; Jef Graham, 8,333; Linwood A. Lacy, Jr., 91,250; George G. C. Parker 0; Gregory J. Rossmann, 0; and Julie Ann Shimer, 0.

(3)	George G. C. Parker was issued 8,000 restricted stock units on January 12, 2007. This award had a grant date fair value of $233,840.

(4)	Julie A. Shimer was issued 8,000 restricted stock units on March 2, 2007. This award had a grant date fair value of $204,560.

(5)	Each of these directors were issued 4,000 restricted stock units on May 15, 2007, which vest entirely on the date of the next annual meeting of the stockholders. Each of these awards had a grant date fair value of $135,000.

Stock Ownership Guidelines

Our Board of Directors adopted stock ownership guidelines for our directors and executive officers, effective as of January 1, 2005. The guidelines require our directors to own a minimum of 5,000 shares of NETGEAR common stock, and our executive officers to own NETGEAR common stock with a value equal to a multiple of the officer’s salary level. Under the guidelines, our Chief Executive Officer is expected to eventually own approximately five times his annual base salary. Other executive officers are expected to achieve ownership levels equal to approximately one to three times base salary. Directors and officers have a five year period in which to achieve the required compliance level.

Compensation Committee Interlocks and Insider Participation

During 2007, our Compensation Committee consisted of Messrs. Faison, Graham, Rossmann, and, beginning on March 2, 2007, Ms. Shimer, each of whom is a non-management member of our Board of Directors. Our Compensation Committee is responsible for recommending to our Board of Directors salaries, incentives and other forms of compensation for officers and other employees. No interlocking relationship exists between any member of our Compensation Committee and any other member of our Board of Directors or Compensation Committee.

PROPOSAL TWO

APPROVAL OF AMENDMENTS TO THE NETGEAR, INC. 2006 LONG-TERM INCENTIVE PLAN

The Board of Directors has approved and is recommending to stockholders the adoption of the following amendments to the NETGEAR, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”):

•	increase by 2,500,000 the number of shares of the Company’s common stock that may be issued under the 2006 Plan;

•

provide that shares tendered by a participant or retained by the Company as full or partial payment to the Company for the purchase of an award under the 2006 Plan or to satisfy tax withholding obligations in connection with an award under the 2006 Plan shall not again be available for issuance under the Plan;

•	limit the number of full value equity awards that may be granted to no more than ten (10) percent of the shares issuable under the 2006 Plan;

•	clarify that the minimum three year vesting requirement for restricted stock awards shall not apply to accelerated vesting upon death, disability, retirement and a change-in-control of NETGEAR;

•	limit material amendments requiring stockholder approval to the 2006 Plan to those items specifically set forth in the 2006 Plan; and

•	make other minor administrative changes.

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve these amendments. Our named executive officers and directors have an interest in this proposal. A full copy of the amended and restated 2006 Plan incorporating the proposed amendments is attached to this proxy statement as Appendix A.

We believe strongly that the approval of the amendments to the 2006 Plan is essential to our continued success. Our employees are our most valuable assets. Offering a broad-based equity compensation program is vital to attracting and retaining the most highly skilled people in our industry. We believe that employees who have a stake in the future success of our business become highly motivated to achieve our long-term business goals and increase stockholder value. The 2006 Plan is designed to assist in recruiting, motivating and retaining talented employees who help us achieve our business goals, including creating long-term value for stockholders.

Description of the 2006 Plan

The following discussion is qualified in its entirety by the text of the proposed amended and restated 2006 Plan which is attached to this proxy statement as Appendix A.

Administration

The 2006 Plan is administered and interpreted by the Compensation Committee of our Board of Directors, or such other committee as designated by our Board of Directors. The Committee may delegate authority to one or more of our officers to grant awards to employees who are not members of the Board or officers for purposes of Section 16 of the Securities Exchange Act of 1934. The Committee has the authority to determine the individuals to whom grants will be made, the time when grants will be made, and the type, size and terms of each grant. Award grants to eligible non-employee directors is determined solely by non-employee directors, without the participation of employee directors or management. Awards granted to a non-employee director will generally be on par with awards granted to all other similarly situated non-employee directors of our Board of Directors.

Any material amendment to the 2006 Plan will be subject to stockholder approval. Material amendments would include any material increase in the number of shares to be issued under the plan other than to reflect a merger, reorganization, stock split or similar corporate event; any material increase in benefits to participants; any material expansion of the class of participants eligible to participate in the 2006 Plan; any expansion in the types of options or awards provided under the 2006 Plan; any increase in the limits applicable to awards under the 2006 Plan other than in connection with a merger, reorganization, stock split or similar corporate event or in connection with Section 162(m) of the Internal Revenue Code; allowing for an exercise price below fair market value on the date of grant of an option or stock appreciation right, unless in compliance with Section 424(a) of the Internal Revenue Code; the repricing of outstanding options or stock appreciation rights; and any amendments requiring stockholder approval in accordance with any applicable law, regulation or rule.

Shares Available Under the 2006 Plan

If the proposed amendments to the 2006 Plan are approved, a maximum of 5,000,000 shares of our common stock will be reserved for issuance under the 2006 Plan. In the event of a merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination repurchase or exchange of shares, or similar corporate event, the number of shares that can be issued under the 2006 Plan, the number of shares subject to outstanding awards, and any exercise price may be adjusted by the Committee in any manner it deems equitable to prevent dilution or enlargement of the benefits or potential benefits intended under the 2006 Plan. Any shares of common stock subject to an award that is forfeited, settled in cash, expires or is otherwise settled without the issuance of shares shall again be available for awards under the 2006 Plan. If the proposed amendments to the 2006 Plan are approved, shares that are tendered by a participant or retained by the Company as full or partial payment to the Company for the purchase of an award or to satisfy tax withholding obligations in connection with an award shall no longer again be made available for issuance under the Plan.

Eligibility Under the 2006 Plan

Employees of NETGEAR and its affiliates, consultants who may be retained by the company, and non-employee members of the Board are eligible to participate in the 2006 Plan. The Committee will select the eligible participants who will participate in the 2006 Plan. As of April 1, 2008, there were approximately 565 employees, 45 consultants and 7 non-employee members of the Board eligible to participate in the 2006 Plan.

Awards Under the 2006 Plan

The Committee may make the following types of awards to eligible participants under the 2006 Plan, with terms and conditions to be established by the Committee: stock options, stock appreciation rights, restricted stock awards, performance awards and other stock awards.

Stock Options. The Committee will determine the number of options to be granted and the terms applicable to each award, subject to the restrictions set forth in the 2006 Plan. The term of any option may not exceed ten (10) years from the date of grant. The exercise price generally cannot be less than the fair market value of NETGEAR’s common stock on the date the option is granted. The 2006 Plan generally prohibits the Committee from reducing the exercise price of any option after it is granted.

Stock Appreciation Rights. The Committee will determine the number of stock appreciation rights to be granted and the terms applicable to each award, subject to the restrictions set forth in the 2006 Plan. The term of any stock appreciation right may not exceed ten (10) years from the date of grant. The exercise price generally cannot be less than the fair market value of NETGEAR’s common stock on the date the stock appreciation right is granted. The 2006 Plan generally prohibits the Committee from reducing the exercise price of any stock appreciation right after it is granted.

Restricted Stock Awards. The Committee will determine the number of shares or units that will be granted and the terms applicable to each award, provided that the period over which any restricted stock award may fully vest will be no less than three (3) years, except that in the event of death, disability, retirement or a change-in-control of NETGEAR, unvested shares may be accelerated on the same terms as other awards in accordance with the terms of the 2006 Plan.

Performance Awards. Performance awards can take the form of performance shares or performance units. A performance share means an award denominated in shares of NETGEAR common stock and a performance unit means an award denominated in units having a dollar value or other currency, as determined by the Committee. The Committee will determine the number of performance awards that will be granted and will establish the performance goals and other conditions for payment of such performance awards. The period of measuring the achievement of performance goals will be a minimum of twelve (12) months. The performance goals established by the Committee for any participant will be based on one or more of the following criteria: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; and total stockholder return. The performance goals may be determined on an absolute basis or relative to internal goals or to other companies or indices. The Committee shall adjust the performance goals to the extent necessary to prevent dilution or enlargement of any award due to extraordinary events or circumstances or to exclude the effects of extraordinary, unusual or non-recurring items; changes in applicable laws, regulations or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets or other similar corporate transaction.

Other Stock-Based Awards. The Committee will determine the number of other stock-based awards that will be granted and the terms applicable to each award. Other stock-based awards may include dividend equivalents or amounts which are equivalent to all or a portion of any federal, state, local, domestic or foreign taxes relating to an award, and may be payable in shares, cash, other securities or any other form of property as the Committee may determine.

Full Value Equity Awards. If the proposed amendments to the 2006 Plan are approved, the number of “full value equity awards” (as defined below) that may be granted will be limited to no more than ten percent (10%) of the shares issuable under the 2006 Plan. For these purposes, a “full value equity award” is any award pursuant to the 2006 Plan, other than options, stock appreciation rights or other awards which are based solely on an increase in value of our common stock following the date of grant.

Awards to Covered Employees

The 2006 Plan contains additional restrictions and limitations on awards that are intended to satisfy the requirements of performance-based compensation under Internal Revenue Code Section 162(m) to participants classified as “covered employees.” No participant may receive an award or awards having an aggregate value of greater than $3,000,000 for any full fiscal year of NETGEAR, subject to adjustment as described in the 2006 Plan for overlapping performance periods.

If an award to a covered employee under the 2006 Plan is subject to the attainment of performance goals, the Committee shall establish the performance goals within the 90 day period following the commencement of the applicable performance period. The Committee may, in its discretion, reduce the amount of any performance-

based award to a covered employee based on any criteria it shall determine. However, the Committee may not increase the amounts payable pursuant to any performance-based award to a covered employee or waive the achievement of the performance goals, except in certain limited circumstances such as death, disability or a change-in-control of NETGEAR.

Termination of Employment

As discussed above, awards granted under the 2006 Plan generally expire on the date determined by the Committee at the time of the award, subject to earlier expiration as specified in the award agreement, in the event the participant terminates employment with the company prior to that date. Generally, unless determined otherwise by the Committee and subject to certain change-in-control provisions, all unvested options, stock appreciation rights and stock awards, and all unpaid performance shares and performance units are forfeited upon termination of service for reasons other than retirement, disability or death.

Upon termination of employment by reason of retirement, disability or death, all unvested options and stock awards become fully vested and any performance shares or performance units become payable to the extent determined by the Committee.

Upon termination by reason of retirement or disability, unless determined otherwise by the Committee, options will be exercisable until not later than the earlier of three years after the termination date or the expiration of their term. Upon termination by reason of death, while employed or after terminating employment by reason of retirement or disability, options will be exercisable by the participant’s beneficiary not later than the earliest of one year after the date of death, three years after the date of termination due to retirement or disability, or the expiration of their term. All stock appreciation rights that become vested by reason of retirement, death or disability shall be exercisable as determined by the Committee.

Unless determined otherwise by the Committee, upon termination for any reason other than retirement, disability or death, any options vested prior to termination may be exercised during the three-month period commencing on the termination date, but not later than the expiration of their term. If a participant dies during the post-employment period, the participant’s beneficiary may exercise the options (to the extent they were vested and exercisable on the date of employment termination), but not later than the earlier of one year after the date of death or the expiration of their term.

Change-in-Control

In the event of a change-in-control of NETGEAR, all awards under the 2006 Plan vest and all outstanding performance shares and performance units shall be paid out upon transfer. Options that vest upon a change-in-control may be exercised only during the 90 days immediately thereafter. Stock appreciation rights that become vested upon a change-in-control shall be exercisable as determined by the Committee.

Tax Consequences

The following description of the federal income tax consequences of awards under the 2006 Plan is a general summary. State, local and other taxes may also be imposed in connection with awards. This discussion is intended for the information of stockholders who are considering how to vote on the 2006 Plan at the annual meeting and not as tax guidance to individuals who participate in the 2006 Plan.

Nonqualified Stock Options. A participant who receives a nonqualified stock option will recognize no income at the time of the grant of the option. Upon exercise of a nonqualified stock option, a participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of stock on the date of exercise over the exercise price. The basis in shares acquired upon exercise of a nonqualified stock option will equal the fair market value of such shares at the time of exercise, and the holding period of the shares for capital gain purposes will begin on the date of exercise. In general, NETGEAR will be entitled to a tax deduction in the same amount and at the same time as the participant recognizes ordinary income.

Incentive Stock Options. A participant who receives an incentive stock option will not generally recognize income at the time of grant or upon the exercise of an incentive stock option. Upon the sale of shares subject to an incentive stock option, a participant will recognize income in an amount equal to the excess of the fair market value of the shares on the date of sale over the exercise price. The income is taxed at long-term capital gains rates if the participant has not disposed of the shares within two years after the date of the grant of the incentive stock option and has held the shares for at least one year after the date of exercise. NETGEAR is not entitled to a tax deduction. The exercise of an incentive stock option may in some cases trigger liability for the alternative minimum tax.

If a participant sells shares subject to an incentive stock option before having held them for at least one year after the date of exercise and two years after the date of grant, the participant will recognize ordinary income to the extent of the lesser of: (a) the gain realized upon the sale; or (b) the excess of the fair market value of the shares on the date of exercise over the exercise price. Any additional gain is treated as long-term or short-term capital gain depending upon how long the participant has held the shares prior to disposition. In the year of disposition, NETGEAR receives a federal income tax deduction in an amount equal to the ordinary income that the participant recognizes as a result of the disposition.

Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any common stock received upon the exercise. In general, NETGEAR will be entitled to a tax deduction in the same amount and at the same time as the participant recognizes ordinary income.

Restricted Stock Awards. A participant who receives an award of restricted stock generally will not recognize taxable income until the stock is transferable by the participant or no longer subject to a substantial risk of forfeiture, whichever occurs first. When the stock is either transferable or is no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary income in an amount equal to the fair market value of the shares at that time, less any amounts paid for the shares. A participant may elect to recognize ordinary income when restricted stock is granted in an amount equal to the fair market value of the shares at the date of grant, determined without regard to the restrictions. NETGEAR generally will be entitled to a corresponding tax deduction in the year in which the participant recognizes ordinary income. In the case of restricted stock units, a participant will recognize ordinary income at the time actual shares are delivered to the participant in an amount equal to the fair market value of the shares at that time, assuming the applicable non-qualified deferred compensation rules are followed, and we will receive a tax deduction.

Performance Awards. A participant who receives a performance award will not recognize taxable income until the award is paid to the participant. When the award is paid, the participant will recognize ordinary income in an amount equal to the cash and the fair market value of the stock paid to the participant. NETGEAR generally will be entitled to a tax deduction in the same amount and at the same time as the participant recognizes ordinary income.

Other Stock-Based Awards. A participant will recognize ordinary income when dividend equivalents and other stock-based awards are paid to the participant and are transferable by the participant or no longer subject to a substantial risk of forfeiture, in an amount equal to the cash and the fair market value of any shares paid to the participant. NETGEAR generally will be entitled to a corresponding tax deduction when the participant recognizes ordinary income.

Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for compensation paid to the Chief Executive Officer and certain other highly compensated executive officers in excess of $1 million in any year. Compensation that qualifies as “qualified performance-based compensation” is excluded from the $1 million limit, and therefore remains fully deductible by us. Under a stockholder-approved 2006 Plan, awards that satisfy the appropriate provisions of Section 162(m) will not be subject to the deduction limit. Other awards under the 2006 Plan may be subject to the deduction limit.

Plan Benefits

It is not presently possible to determine the benefits that will be received by participants in the 2006 Plan in fiscal 2008 or in future years. However, set forth below are the awards that were granted under the 2006 Plan during fiscal 2007:

	Stock Options	Stock Awards
Patrick C.S. Lo	100,000	20,000
Chief Executive Officer

Christine M. Gorjanc	15,000	—
Chief Financial Officer

David S. Soares	20,000	7,500
Senior Vice President of Worldwide
Sales & Support

Charles T. Olson	15,000	8,500
Senior Vice President of Engineering

Michael F. Falcon	15,000	7,500
Senior Vice President of Operations

Executive officers as a group	165,000	43,500

Non-executive director group	N/A	36,000

Non-executive officers employee group	20,000	13,000

Further information about the equity awards can be found in the “Grants of Plan-Based Awards” table.

Summary

The Company is and intends to continue to be a growth company. However, in order to grow, it is critical to hire additional people to achieve its long-term strategic goals. The Company strongly believes that the amendments to the 2006 Plan are essential for us to compete for talent in the very competitive labor markets in which we operate.

Vote Required and Board of Directors’ Recommendation

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the amendments to the NETGEAR, Inc. 2006 Long-Term Incentive Plan.

PROPOSAL THREE

APPROVAL OF THE ADOPTION OF THE NETGEAR, INC. EXECUTIVE BONUS PLAN

Our Board of Directors has adopted an Executive Bonus Plan (the “Bonus Plan”), subject to the approval of a majority of the shares of our common stock that are present in person or by proxy at the annual meeting.

The following paragraphs provide a summary of the principal features of the Bonus Plan and its operation. The Bonus Plan is set forth in its entirety as Appendix B to this proxy statement. The following summary is qualified in its entirety by reference to Appendix B.

Purpose

The purpose of the Bonus Plan is to motivate key executives to perform to the best of their abilities and to achieve the Company’s objectives. The Bonus Plan accomplishes this by paying awards under the Bonus Plan only after the achievement of the specified goals.

The Bonus Plan also is designed to qualify as “performance-based” compensation under section 162(m) of the Internal Revenue Code. Under section 162(m), the Company may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and certain other highly compensated executive officers to the extent that any of these persons receives more than $1 million in any one year. However, if we pay compensation that is “performance-based” under section 162(m), the Company still can receive a federal income deduction for the compensation even if it is more than $1 million during a single year. The Bonus Plan allows us to pay incentive compensation that is performance-based and therefore fully tax deductible on the Company’s federal income tax return.

Eligibility to Participate

The Compensation Committee selects which of our employees (and employees of our affiliates) who will be eligible to receive awards under the Bonus Plan. The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because the Compensation Committee has discretion to select the participants. However, it is expected that our Chief Executive Officer and all of his direct reportees will participate in the Bonus Plan in any year.

Target Awards and Performance Goals

Each performance period, the Compensation Committee assigns each participant a target award and performance goal or goals that must be achieved before an award actually will be paid to the participant. The participant’s target award is generally expressed as a percentage of his or her base salary at the end of the fiscal year, but may be designated as a dollar amount or some other fashion as the Compensation Committee may determine. The performance goals require the achievement of objectives for one or more of: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; net operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; individual objectives; and total stockholder return.

Actual Awards

After the performance period ends, the Compensation Committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Bonus Plan limits actual awards to a maximum of $3,000,000 per person in any performance period, even if the formula otherwise indicates a larger award.

Actual awards generally are paid in cash within three and one-half months after the performance period ends. If a participant terminates employment before the end of the performance period in which the bonus is to be earned, the Compensation Committee has discretion to pay out part or all of the award otherwise earned.

Administration, Amendment and Termination

The Compensation Committee administers the Bonus Plan. Members of the Compensation Committee must qualify as outside directors under section 162(m). Subject to the terms of the plan, the Compensation Committee has sole discretion to:

•	select the employees who will receive awards;

•	determine the target award for each participant;

•	determine the performance goals that must be achieved before any actual awards are paid;

•	determine a formula to increase or decrease an award to reflect actual performance versus the predetermined performance goals; and

•	interpret the provisions of the Bonus Plan.

The Compensation Committee may amend or terminate the plan at any time and for any reason. An amendment also will be submitted for stockholder approval if necessary to maintain the Bonus Plan’s compliance with Section 162(m).

Awards to be Granted to Certain Individuals and Groups

Because awards under the Bonus Plan are determined based on actual performance, it is not presently possible to determine the dollar amounts that will be received by participants in the Bonus Plan in fiscal 2008 or in future years. However, set forth below are the amounts that were paid to certain persons under our existing executive bonus plan for fiscal 2007.

Executive Bonus Plan Dollar Value ($)
Patrick C.S. Lo	$575,000
Chief Executive Officer

Christine M. Gorjanc	$105,806
Chief Financial Officer

David S. Soares	$—
Senior Vice President of Worldwide
Sales & Support

Charles T. Olson	$104,652
Senior Vice President of Engineering

Michael F. Falcon	$101,250
Senior Vice President of Operations

Executive officers as a group	$886,708

Non-executive director group	N/A

Non-executive officers employee group	$176,850

Vote Required

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the adoption of the NETGEAR, Inc. Executive Bonus Plan.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2008 and, with the endorsement of our Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP served in this capacity for the year ended December 31, 2007. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees

The following table is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services for the years ended December 31, 2007 and December 31, 2006:

Fee Category	2007 Fees	2006 Fees
Audit Fees	$1,506,379	$1,286,257
Audit-Related Fees	$—	$34,820
Tax Compliance Fees	$114,486	$176,093
Tax Consulting Fees	$19,755	$211,312
All Other Fees	$1,500	$1,600

Total Fees	$1,642,120	$1,710,082

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for consultations in connection with Sarbanes-Oxley compliance, financial accounting and reporting standards.

Tax Compliance Fees. Consists of fees billed for professional services including assistance regarding federal, state and international tax compliance and related services.

Tax Consulting Fees. Consists of fees billed for professional services for tax advice and tax planning.

All Other Fees. Consists of fees billed for use of an online accounting research tool provided by PricewaterhouseCoopers LLP.

Before selecting and prior to determining to continue its engagement for 2008 with PricewaterhouseCoopers LLP, the Audit Committee carefully considered PricewaterhouseCoopers LLP’s qualifications as independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the Securities and Exchange Commission’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors’ independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by PricewaterhouseCoopers LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible.

All of the services provided by PricewaterhouseCoopers LLP described under “Audit-Related Fees,” “Tax Compliance Fees,” “Tax Consulting Fees” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of non-audit related services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Vote Required and Board of Directors’ Recommendation

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 14, 2008 by:

•	each stockholder who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers set forth in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. The column entitled “Number of Shares Beneficially Owned” excludes the number of shares of common stock subject to options held by that person that are currently exercisable or that will become exercisable within 60 days after March 14, 2008. The number of shares subject to options that each beneficial owner has the right to acquire within 60 days of March 14, 2008 is listed separately under the column entitled “Number of Shares Underlying Options Beneficially Owned.” These shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Percentage of beneficial ownership is based upon 35,342,587 shares of our common stock outstanding as of March 14, 2008 and the shares of common stock subject to options held by the beneficial owner that are currently exercisable within 60 days of March 14, 2008. The address for those individuals for which an address is not otherwise provided is c/o NETGEAR, Inc., 4500 Great America Parkway, Santa Clara, California 95054. Unless otherwise indicated, we believe the stockholders listed have sole voting or investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Shares Beneficially Owned	Number of Shares Underlying Options Beneficially Owned	Percentage of Total Shares Beneficially Owned
5% Stockholders:
AXA Assurances I.A.R.D. Mutuelle (1)	2,072,336	—	5.9%
FMR LLC (2)	5,275,824	—	14.9%
The Bank of New York Mellon Corporation (3)	2,356,058	—	6.7%
Executive Officers and Directors:
Patrick C.S. Lo (4)	265,279	373,422	1.8%
Christine M. Gorjanc (5)	2,835	54,999	*
David S. Soares (6)	6,332	60,833	*
Charles T. Olson (7)	4,631	18,229	*
Michael F. Falcon (8)	255	17,398	*
Ralph E. Faison	2,000	55,000	*
A. Timothy Godwin (9)	16,415	65,000	*
Jef Graham	6,000	—	*
Linwood A. Lacy, Jr.	151,000	91,250	*
George G. C. Parker	2,667	—	*
Gregory J. Rossmann	6,000	—	*
Julie A. Shimer	2,667	—	*
All current directors and executive officers as a group (15 persons) (10)	475,342	905,481	3.8%

*	Less than 1%

(1)

Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, by AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA. Consists of 88,447 shares held by AXA

Rosenberg Investment Management LLC, an AXA entity, and 1,780,869 shares held by AllianceBernstein and 203,050 shares held by AXA Equitable Life Insurance Company, each a subsidiary of AXA Financial, Inc. The address of AXA Financial Inc. is 1290 Avenue of the Americas, New York, New York 10104. The address of AXA is 25, avenue Matignon, 75008 Paris, France. The address of the other reporting persons is 26, rue Drouot, 75009 Paris, France.

(2)	Based on information contained in an Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, by FMR LLC (“FMR”), Edward C. Johnson 3rd, Fidelity Management & Research Company (“Fidelity”) and Fidelity Low Priced Stock Fund (“Fidelity Fund”). Fidelity is a wholly owned subsidiary of FMR and, as an investment advisor, is deemed to beneficially own 4,885,612 shares or approximately 13.9% of NETGEAR’s common stock as a result of acting as investment advisor to various investment companies including the Fidelity Fund, which is deemed to beneficially own 3,461,327 shares or approximately 9.8% of NETGEAR’s common stock. Mr. Johnson, along with other members of the Johnson family, through their ownership of Series B voting shares of common stock of FMR and the execution of a shareholders’ voting agreement, are deemed to be a controlling group under the Investment Company Act of 1940 with respect to FMR and, thus, Mr. Johnson is deemed to beneficially own 5,275,824 shares or 14.9% of NETGEAR’s common stock. The address of the reporting persons is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)

Based on information contained in a Schedule 13(G) filed with the Securities and Exchange Commission on February 14, 2008, by The Bank of New York Mellon Corporation, The Bank of New York, The Bank of New York Trust Company, N.A., BNY Separate Account Services, Inc., The Boston Company Asset Management, LLC, The Boston Company Holding LLC, Boston Safe Advisors, Inc., The Dreyfus Corporation, Estabrook Capital Management LLC, Founders Asset Management LLC, Franklin Portfolio Associates LLC, Gannett, Welsh & Kotler LLC, Laurel Capital Advisors, LLP, Lockwood Capital Management, Inc., MAM (DE) Trust, MAM (MA) Holding Trust, MBC Investments Corporation, MSBC Securities Corporation, Mellon Bank, N.A., Mellon Capital Management Corporation, Mellon Global Investments Limited, Mellon International Holdings SARL, Mellon International Limited, Mellon Private Trust Company, N.A., Mellon Trust of California, Mellon Trust of Delaware, N.A., Mellon Trust of New England, N.A., Mellon Trust of New York, LLC, Mellon Trust of Washington, MMIP, LLC, Neptune LLC, Newton Capital Management Limited, Newton Investment Management Limited, Newton Management Limited, Pershing Group LLC, Standish Mellon Asset Management Company LLC, Urdang Securities Management, Inc. and Walter Scott & Partners Limited. The address of the reporting persons is c/o The Bank of New York Mellon Corporation, One Wall Street, 31st Floor, New York, New York 10286.

(4)	Shares beneficially owned by Mr. Lo include (1) 31,406 shares held of record by The Patrick C.S. Lo Grantor Retained Annuity Trust, (2) 206,141 shares held of record by The Patrick and Emily Lo Revocable Living Trust Dated 4-7-99, (3) 8,118 shares held of record by The Daphne T. W. Lo 2002 Irrevocable Education Trust, (4) 8,118 shares held of record by The Kai W. Lo 2002 Irrevocable Education Trust, and (5) 11,496 shares held of record by Mr. Lo. Shares underlying options beneficially owned by Mr. Lo include 25,000 shares that are subject to resale restrictions.

(5)	Shares underlying options beneficially owned by Ms. Gorjanc include 25,000 shares that are subject to resale restrictions.

(6)	Shares underlying options beneficially owned by Mr. Soares include 8,750 shares that are subject to resale restrictions.

(7)	Shares underlying options beneficially owned by Mr. Olson include 5,000 shares that are subject to resale restrictions.

(8)	Shares underlying options beneficially owned by Mr. Falcon include 5,000 shares that are subject to resale restrictions.

(9)	Shares are held of record by the Maureen A. Godwin Family Trust.

(10)	Shares underlying options beneficially owned by all current officers and directors as a group include 72,125 shares that are subject to resale restrictions.

COMPENSATION DISCUSSION AND ANALYSIS

General Compensation Philosophy

We compete in an aggressive and dynamic industry and, as a result, our Board of Directors believes that finding, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are important factors to our future success.

Our compensation programs aim to address a number of objectives, including attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating management to achieve returns for our stockholders. Our programs are geared for short and long-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, growth or maintenance of market share, long-term competitive advantage, and ultimately, in attaining an increased market price for our common stock. We believe that the performance of our executives in managing the Company, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives.

Designing a Competitive Compensation Package

Recruitment and retention of our executive management require a competitive compensation package. Our Compensation Committee’s (the “Committee”) approach emphasizes fixing total compensation for executives, which consists of base salary and benefits, annual cash incentive and long-term incentive awards, at approximately the median of our peer group (the “Peer Group”). The Peer Group consists of 13 publicly traded companies from the computer peripheral and communications equipment industries and of comparable size to us: 3Com Corp., Avocent Corp., Brocade Communications Systems, Inc., Digi International, Inc., Emulex Corp., Extreme Networks, Inc., Foundry Networks, Inc., Juniper Networks, Inc., Keytronic Corp., McData Corp., MRV Communications, inc., Network Equipment Technologies, Inc. and Radisys Corp. Statistical analysis is used to adjust all market compensation data to reflect the current annual revenues of the Company given the variation in size of the companies from which compensation data is collected. Each element of compensation as well as total compensation are quantified and reviewed to determine the Company’s competitiveness compared to the market. Precise comparisons of some forms of compensation are not possible due to lack of data or different valuation approaches for compensation that is contingent, of uncertain duration or not dollar or share-based. Therefore, certain comparisons are based on observations generally rather than comparison survey data. When data is not current through the most recent year, estimates are made to update values.

The Committee engages Compensation Strategies, Inc., an independent third party compensation consulting firm, to assist in selecting the Peer Group and gathering general industry compensation data. The consultant reports directly to the Committee but has been authorized by the Committee to work with certain executive officers of the Company. The consultant conducts regular reviews of total compensation of the Company’s executive group. The consultant also provides advice with respect to other executive and board compensation issues that might arise during the year.

In determining the appropriate individual compensation levels for executives, the Committee considers the Peer Group compensation data as well as the individual’s tenure, experience, skills, and individual and Company performance. Compensation levels for all executives, except our CEO, are developed by the Committee in consultation with our CEO and the compensation consultant. The Committee engages in an active dialogue with our CEO concerning the Company’s strategic objectives and performance targets. The Committee reviews the appropriateness of the financial measures used in the incentive plans and the degree of difficulty in achieving specific performance targets. The Committee also reviews with our CEO the individual responsibilities, abilities and objectives achieved in the prior year for each of the executive officers. In the case of the CEO, the Committee develops its own recommendation in executive session without the CEO, or any other member of management, present. The Committee then presents its recommendation for executive compensation to the independent members of the Board for final review and approval.

Fixed Compensation

Principal elements of fixed compensation consist of base salary and benefits (e.g., 401(k) plan, health, life and disability insurance and employee stock purchase plan). We target the value of fixed compensation generally at the median of the Peer Group to facilitate a competitive recruitment and retention strategy. As a result, base salary for senior executives is generally set at approximately the 50th percentile of the Peer Group with individual variations based on job scope, tenure, retention risk and other factors relevant to the Committee. Increases in base salary reflect assessed performance, providing a performance link to this element of fixed compensation. Base salaries are generally reviewed by the Committee and approved annually by the independent members of the Board in the first quarter of the year. For 2007, base salary for the named executive officers were set at approximately the median of the Peer Group, resulting in percentage salary increases for the Company’s named executive officers ranging from 6.3% to 12.2% effective as of January 1, 2007. For 2008, base salary for the named executive officers were again set at approximately the median of the Peer Group, resulting in percentage salary increases for the Company’s named executive officers ranging from 4.4% to 29.0% effective as of January 1, 2008. Ms. Gorjanc’s base salary increase for 2008 reflects her promotion from Chief Accounting Officer to Chief Financial Officer.

We provide various employee benefit programs to our executive officers, including health, life and disability insurance, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our 2003 Employee Stock Purchase Plan. These benefit programs are generally available to all our employees.

Incentive Compensation

Our executive incentive compensation is linked directly to our sales and earnings growth and long-term total return to stockholders. Our incentive compensation awards include annual cash incentives tied to the current year’s performance and equity awards that generally vest over four years to reward long-term performance.

Annual Incentive Plan. All of our employees, including our executive officers, participate in an annual incentive plan. Each commissioned employee, including our sales executives, participates under an annual sales commission plan and is eligible to receive a cash commission based upon the achievement of certain yearly sales goals and objectives and of individual objectives, in each case established at the beginning of the calendar year. Each non-commissioned employee, including our non-sales executives, participates under our annual bonus plan and is eligible to receive a cash bonus primarily based upon the level of annual operating income achieved by the Company and the achievement of individual objectives, in each case established at the beginning of the calendar year. Bonuses under the annual bonus plan are paid only after the filing of our annual report on Form 10-K for that calendar year is completed, which is generally in the first quarter of the following year.

Under his 2007 annual sales commission plan, Mr. Soares was eligible to receive a sales commission based upon a modified measure of profit contribution achieved by the Company as measured on a quarterly basis, with a target objective in part derived from the Company’s 2007 annual operating plan that is approved by our Board at the beginning of 2007. The commission plan also provides for the ability of Mr. Soares to earn up to three to five times the commission rate for overachieving above the target measure of profit contribution. There is no cap on the amount of commission that may be earned under the plan. The amount of the earned commission is calculated and paid on a quarterly basis. Based on the Company’s performance in 2007, Mr. Soares received an earned commission of $220,186.

Under the 2007 annual bonus plan, our Chief Executive Officer was eligible to receive an incentive bonus of between 50% to 200% of his base salary, and each other participating executive officer was eligible to receive an incentive bonus of between 25% to 75% of his or her base salary, in each case based upon the level of annual operating income achieved by the Company, provided however, that a minimum operating income threshold must be achieved before any bonus is earned. The target bonus for our Chief Executive Officer was 100% of base salary and the target bonus for each other participating executive officer was 50% of base salary, and such target bonus was based upon us achieving the annual operating income target under our 2007 annual operating plan reviewed and approved by our Board of Directors at the beginning of 2007. The Company believes that the target performance goal was set at an appropriate level based on market and industry expectations and that it was realistic and achievable. In addition, once the eligible bonus is determined based upon the level of annual operating income achieved, 40% of such bonus is then conditional upon the executive’s achievement of his or her individual annual objectives. In 2007, based on the Company’s level of annual operating income achieved, the eligible incentive bonus under the 2007 annual bonus plan was approximately 90% for our Chief Executive Officer and 45% for each other participating executive officer. After further taking into account the achievement of individual annual objectives and the adjustment of the target bonus level to bring it closer to the 50th percentile of the market, the independent members of our Board approved an additional bonus in the amount of $57,500 for Patrick C.S. Lo. In total, the Board approved the following bonuses for the named executive officers: Patrick C.S. Lo, $575,000, Christine M. Gorjanc, $105,806, Charles T. Olson, $104,652, and Michael F. Falcon, $101,250. The bonuses were paid in the first quarter of 2008, immediately after the filing of the Company’s 2007 Form 10-K annual report with the Securities and Exchange Commission. In addition, in January 2007, the independent members of our Board approved a special retention bonus of $378,000 for Mr. Lo payable on December 31, 2007, provided that Mr. Lo was still employed with us at that time. The Company believed this retention bonus was appropriate because the loss of Mr. Lo, our Chief Executive Officer, would harm our ability to implement our business strategy and respond to the rapidly changing needs of the small business and home markets. Mr. Lo received payment of the bonus in December 2007.

Assuming the adoption of the 2008 Executive Bonus Plan is approved by our stockholders, and based on the Committee’s review of the competitive market data, our Chief Executive Officer will have a bonus target of 100% of his base salary and each other participating executive officer will have a bonus target of 50% of his or her base salary. Our Board of Directors will have the authority to increase or decrease the bonus achievement threshold of our Chief Executive Officer by up to 20% based upon his personal job performance over the course of 2008. The 2008 bonus target is based upon us achieving the annual operating income target under our 2008 annual operating plan reviewed and approved by our Board of Directors at the beginning of 2008. The Company believes that the target performance goal has been set for 2008 at an appropriate level based on market and industry expectations and that it is realistic and achievable for 2008.

Equity Awards. We provide long-term incentives through our 2003 Stock Plan (“2003 Plan”) and our 2006 Long-Term Incentive Plan (“2006 Plan”). Equity grants are periodically granted under the 2003 Plan and the 2006 Plan to provide additional incentive to executives and other employees to maximize long-term total return to our stockholders. We generally provide an initial grant upon employment commencement and subsequent smaller annual refresh grants. We may grant a mixture of equity grants, including stock options, restricted stock and restricted stock units. We believe that equity grants are a particularly strong incentive, because they increase in value to our employees as the fair market value of our common stock increases. In the case of restricted stock and restricted stock units which have immediate underlying value, such awards also provide a retention benefit over the vesting period of the awards.

With respect to the size of the equity awards granted to our executive officers, the Compensation Committee considers the executive’s position, the executive’s individual performance, the number of equity awards held (if any), the extent to which those equity awards are vested and any other factors that our Board of Directors may deem relevant. The Compensation Committee makes a formal recommendation to the independent members of the Board of Directors of any proposed awards for their review and approval. Equity awards for our executive officers are only granted during a Board meeting, which meetings are scheduled a year in advance to minimize the discretionary selection of grant dates.

As part of the annual compensation review in the first quarter, we generally provide annual refresh equity awards to our executive officers for that year. The named executive officers received a combination of option and restricted stock unit awards, as detailed in the Grants of Plan-Based Awards table below. In the first quarter of 2008, we provided annual refresh option and restricted stock unit awards to our named executive officers at a level that targeted their total compensation to be at the median of the Peer Group.

We have also adopted stock ownership guidelines for our executive officers to own and hold common stock of the Company to further align their interests and actions with the interests of our stockholders. Under the guidelines, our Chief Executive Officer is expected to eventually own approximately five times his annual base salary. Other executive officers are expected to achieve ownership levels equal to approximately one to three times base salary. Executive officers have a five year period in which to achieve the required compliance level. Shares owned directly by the executive, unvested restricted stock units, and shares held in a Section 401(k) or deferred compensation account are counted toward the guidelines. All of our current named executive officers are in compliance with the guidelines.

Setting the Pay Mix

The Committee emphasizes performance-based compensation, at risk and dependent directly on results, for our executive team. Comparing the major elements of total compensation, on average base salary comprises approximately 33%, annual incentive compensation approximately 17%, and long-term incentive compensation approximately 50% of the pay mix. Total cash compensation (i.e., base salary and annual cash incentive) is targeted at the 50th percentile of the Peer Group for the executive population. Cash above this percentile will generally result from above-target performance in the annual incentive plan or a special bonus for extraordinary performance or for retention purposes. The value of long-term incentive compensation is also targeted at the 50th percentile of the Peer Group, resulting in a total compensation package at the median level.

Executive Severance and Change of Control Benefits

The Company does not have a formal executive severance or change in control plan. The severance and change of control benefits that each named executive officer is eligible for is governed by his or her employment agreement with us. For a more detailed description of these severance and change of control benefits, please see “Executive Compensation—Potential Payments Upon Termination or Change In Control.”

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to our chief executive officer and to each of the other four most highly-compensated executive officers. NETGEAR may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions (including stockholder approval). NETGEAR has adopted a policy that, where reasonably practicable, NETGEAR will seek to qualify variable compensation paid to its executive officers for an exemption from the deductibility limitations of 162(m).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our principal executive officer, our principal financial officer, and our three next most highly compensated executive officers for 2007 for services rendered in all capacities for the years indicated.

Name and principal position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Patrick C.S. Lo,	2007	$574,038	$57,500	$202,011	$659,856	$895,500	$1,500	$2,390,405
Chairman and CEO	2006	$522,981	$61,688	$39,690	$186,869	$190,312	$1,500	$1,003,040

Christine M. Gorjanc,	2007	$250,586	$—	$83,850	$50,926	$105,806	$1,500	$492,668
Chief Financial Officer	2006	$226,385	$7,418	$13,975	$—	$82,582	$1,500	$331,860

David S. Soares,	2007	$291,864	$—	$72,919	$186,469	$220,186	$81,197	$852,635
Senior Vice President of Worldwide Sales and Support (6)	2006	$239,584	$—	$13,230	$122,826	$168,873	$68,312	$612,825

Charles T. Olson,	2007	$254,711	$—	$79,618	$136,348	$104,652	$38,808	$614,137
Senior Vice President of Engineering	2006	$239,615	$—	$13,230	$280,970	$87,000	$27,306	$648,121

Michael F. Falcon,	2007	$249,519	$—	$72,919	$134,524	$101,250	$1,500	$559,712
Senior Vice President of Operations	2006	$224,904	$8,437	$13,230	$220,831	$81,563	$1,500	$550,465

(1)	The amount included in the “Bonus” column represents a discretionary cash bonus earned in 2007. This discretionary cash bonus was paid in March 2008.

(2)	The amounts included in the “Stock Awards” column represent the compensation cost we recognized in 2007 related to all outstanding non-option stock awards (restricted stock units), as described in SFAS 123R. However, as required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. Please see the “Grants of Plan-Based Awards Table” for more information regarding the stock awards we granted in 2007.

(3)	The amounts included in the “Option Awards” column represent the compensation cost we recognized in 2007 related to all outstanding option stock awards, as described in SFAS 123R. However, as required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. Please see the “Grants of Plan-Based Awards Table” for more information regarding the option awards we granted in 2007.

(4)	The amounts included in the “Non-Equity Incentive Plan Compensation” column for all officers other than Mr. Lo and Mr. Soares represent cash bonuses earned under our 2007 annual bonus plan. These bonuses were paid in March 2008. The amount included for Mr. Lo represents a payment of $517,500 earned under our 2007 annual bonus plan and paid in March 2008, and $378,000 earned under a 2007 retention plan and paid in December 2007. The amount included for Mr. Soares represents the payments made to him under his 2007 annual sales commission plan.

(5)	In 2007, each of the named executive officers except for Mr. Soares received a $1,500 matching contribution to our 401(k) plan on his or her behalf. Mr. Olson received a housing allowance of $37,308. Mr. Soares received a housing allowance of $26,022, an employer matching contribution to a portable personal pension plan in the United Kingdom of $34,061 and a car and personal transportation allowance of $21,114. No tax payment gross-up was made for Mr. Soares.

(6)	Mr. Soares, as a United Kingdom based employee, is paid in Pounds Sterling. In calculating the dollar equivalent for disclosure purposes, the Company converts each payment into dollars based on the average annual exchange rate in fiscal 2007, 2.0018 dollars per Pound Sterling.

Grants of Plan-Based Awards

The following table provides certain information relating to stock awards granted to, and the range of payouts that were achievable for, each of our executive officers named in the summary compensation table above during the fiscal year ended December 31, 2007. All of the awards were granted under our 2006 Plan and have a term of ten years, subject to earlier termination in the event that the optionee’s services to us cease. A description of our 2006 Plan follows the table below. Cash awards under our annual incentive plan are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for each of our named executive officers. A description of the incentive plan can be found in “Compensation Discussion and Analysis—Incentive Compensation—Annual Incentive Plan.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold ($)	Target ($)	Maximum ($)
Patrick C.S. Lo	1/12/2007(1)					100,000	$29.23	$1,481,492.03
	1/12/2007(2)				20,000			$584,600.00
	1/1/2007(3)	$—	$575,000	$1,150,000

Christine M. Gorjanc	1/12/2007(1)					15,000	$29.23	$222,223.80
	1/1/2007(3)	$—	$123,750	$185,625

David S. Soares	1/12/2007(1)					20,000	$29.23	$296,298.41
	1/12/2007(2)				7,500			$219,225.00
	1/1/2007(4)	$—	$194,576	no cap

Charles T. Olson	1/12/2007(1)					15,000	$29.23	$222,223.80
	1/12/2007(2)				8,500			$248,455.00
	1/1/2007(3)	$—	$127,500	$191,250

Michael F. Falcon	1/12/2007(1)					15,000	$29.23	$222,223.80
	1/12/2007(2)				7,500			$219,225.00
	1/1/2007(3)	$—	$125,000	$187,500

(1)	25% of the shares subject to these options will vest twelve months after the grant date, and 1/48 of the shares subject to these options shall vest each month thereafter, subject to the optionee continuing to be a service provider on such dates.

(2)	These restricted stock unit awards will vest in four equal annual installments on the first four anniversaries of the grant date, subject to the recipient continuing to be a service provider on such dates. Upon vesting, each restricted stock unit will entitle the recipient to receive one share of common stock of the Company.

(3)	Payouts are pursuant to the terms of the Company’s 2007 annual bonus plan. The maximum payout that may be earned is dependent upon the Company’s level of operating income achieved during 2007. In addition, once the eligible payout is determined, 40% of such payout is then conditional upon the executive’s achievement of his or her individual annual objectives. As a result, the payout under the bonus plan may be $0.

(4)	This payout is pursuant to Mr. Soares’ annual sales commission plan.

(5)	These amounts represent the full grant date value calculated utilizing the provisions of SFAS 123R without regard to vesting. See Note 7 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards. Regardless of the value placed on a stock option by SFAS 123R on the grant date, the actual value of the option will depend on the market value of the Company’s common stock at the date in the future when the option is exercised.

2003 Stock Plan

The 2003 Plan was adopted in April 2003. The 2003 Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the 2003 Plan may be either incentive stock options or nonqualified stock options. ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees, directors and consultants. The Company has reserved 750,000 shares of Common Stock plus any shares which were reserved but not issued under the 2000 Stock Option Plan (which was terminated as to new grants in May 2003) (the “2000 Plan”) as of the date of the approval of the 2003 Plan. The number of shares which were reserved but not issued under the 2000 Plan that were transferred to the Company’s 2003 Plan were 615,290, which when combined with the shares reserved for the Company’s 2003 Plan give a total of 1,365,290 shares reserved under the Company’s 2003 Plan as of the date of transfer. Any options cancelled under either the 2000 Plan or the 2003 Plan are returned to the pool available for grant. As of December 31, 2007, 212,787 shares were reserved for future grants under the Company’s 2003 Plan.

Options under the 2003 Plan may be granted for periods of up to ten years and at prices no less than the estimated fair value of the common stock on the date of grant as determined by the closing sales price for such stock as quoted on any established stock exchange or a national market system, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than the estimated fair value of the shares on the date of grant and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. To date, options granted generally vest over four years, with the first tranche vesting at the end of twelve months and the remaining shares underlying the option vesting monthly over the remaining three years. In fiscal 2005, certain options granted under the 2003 Plan immediately vested and were exercisable on the date of grant, and the shares underlying such options were subject to a resale restriction which expires at a rate of 25% per year.

2006 Long-Term Incentive Plan

In April 2006, the Company adopted the 2006 Plan, which was approved by the Company’s stockholders at the 2006 Annual Meeting of Stockholders on May 23, 2006. The 2006 Plan provides for the granting of stock options, stock appreciation rights, restricted stock, performance awards and other stock awards, to eligible directors, employees and consultants of the Company. At the 2006 Annual Meeting, stockholders approved the initial reserve of 2,500,000 shares of Common Stock for issuance under the 2006 Plan. Any options cancelled under the 2006 Plan are returned to the pool available for grant. As of December 31, 2007, 630,953 shares were reserved for future grants under the 2006 Plan. If the proposal to approve amendments to the 2006 Plan is approved by stockholders, then the total number of shares that may be issued under the 2006 Plan will increase by 2,500,000 shares to a total of 5,000,000 shares.

Options granted under the 2006 Plan may be either incentive stock options or nonqualified stock options. ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees, directors and consultants. Options may be granted for periods of up to ten years and at prices no less than the estimated fair value of the common stock on the date of grant as determined by the closing sales price for such stock as quoted on any established stock exchange or a national market system, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than the estimated fair value of the shares on the date of grant and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options granted under the 2006 Plan generally vest over four years, with the first tranche vesting at the end of twelve months and the remaining shares underlying the option vesting monthly over the remaining three years.

Stock appreciation rights may be granted under the 2006 Plan subject to the terms specified by the plan administrator, provided that the term of any such right may not exceed ten (10) years from the date of grant. The exercise price generally cannot be less than the fair market value of the Company’s common stock on the date the stock appreciation right is granted.

Restricted stock awards may be granted under the 2006 Plan subject to the terms specified by the plan administrator. The period over which any restricted award may fully vest is generally no less than three (3) years. Restricted stock awards are nonvested stock awards that may include grants of restricted stock or grants of restricted stock units. Restricted stock awards are independent of option grants and are generally subject to forfeiture if employment terminates prior to the release of the restrictions. During that period, ownership of the shares cannot be transferred. Restricted stock has the same voting rights as other common stock and is considered to be currently issued and outstanding. Restricted stock units do not have the voting rights of common stock, and the shares underlying the restricted stock units are not considered issued and outstanding. The Company expenses the cost of the restricted stock awards, which is determined to be the fair market value of the shares at the date of grant, ratably over the period during which the restrictions lapse.

Performance awards may be in the form of performance shares or performance units. A performance share means an award denominated in shares of Company common stock and a performance unit means an award denominated in units having a dollar value or other currency, as determined by the Committee. The plan administrator will determine the number of performance awards that will be granted and will establish the performance goals and other conditions for payment of such performance awards. The period of measuring the achievement of performance goals will be a minimum of twelve (12) months.

Other stock-based awards may be granted under the 2006 Plan subject to the terms specified by the plan administrator. Other stock-based awards may include dividend equivalents, restricted stock awards, or amounts which are equivalent to all or a portion of any federal, state, local, domestic or foreign taxes relating to an award, and may be payable in shares, cash, other securities or any other form of property as the plan administrator may determine.

If the proposed amendments to the 2006 Plan are approved, the number of “full value equity awards” (as defined below) that may be granted will be limited to no more than ten percent (10%) of the shares issuable under the 2006 Plan. For these purposes, a “full value equity award” is any award pursuant to the 2006 Plan, other than options, stock appreciation rights or other awards which are based solely on an increase in value of our common stock following the date of grant.

In the event of a change in control of the Company, all awards under the 2006 Plan vest in full and all outstanding performance shares and performance units will be paid out upon transfer.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information relating to equity awards held by the executive officers named in the summary compensation table at December 31, 2007. All options and awards expire ten years after their grant date.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (3)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (13)
Patrick C.S. Lo	198,073				$4.51	4/5/2010	9,000	(9)	$321,030
	94,100	(1)			$15.35	3/11/2015	20,000	(12)	$713,400
	39,583		60,417	(8)	$22.68	5/23/2016
			100,000	(11)	$29.23	1/12/2017

Christine M. Gorjanc	50,000	(2)			$19.55	12/13/2015	11,250	(10)	$401,288
			15,000	(11)	$29.23	1/12/2017

David S. Soares	417	(4)			$11.00	7/11/2013	3,000	(9)	$107,010
	2,500		834	(6)	$14.79	2/26/2014	7,500	(12)	$267,525
	8,125		4,376	(7)	$9.26	7/23/2014
	35,000	(1)			$15.35	3/11/2015
	3,958		6,042	(8)	$22.68	5/23/2016
			20,000	(11)	$29.23	1/12/2017

Charles T. Olson	625		417	(5)	$16.53	2/9/2014	3,000	(9)	$107,010
	10,000	(1)			$15.35	3/11/2015	8,500	(12)	$303,195
	938		9,063	(8)	$22.68	5/23/2016
			15,000	(11)	$29.23	1/12/2017

Michael F. Falcon	10,000	(1)			$15.35	3/11/2015	3,000	(9)	$107,010
	315		9,063	(8)	$22.68	5/23/2016	7,500	(12)	$267,525
			15,000	(11)	$29.23	1/12/2017

(1)	These options were granted on March 11, 2005, and were fully vested upon grant. Shares acquired upon exercise of these options bear a sales restriction preventing the sale or transfer of shares. These sales restrictions will be removed in four equal annual installments with the first installment being removed on March 11, 2006.

(2)	This option was granted on December 13, 2005, and was fully vested upon grant. Shares acquired upon exercise of this option bear a sales restriction preventing the sale or transfer of shares. These sales restrictions will be removed in four equal annual installments with the first installment being removed on November 16, 2006.

(3)	25% of the shares subject to these options vested or will vest twelve months after the grant date, and 1/48 of the shares subject to these options vested or will vest each month thereafter, subject to the optionee continuing to be a service provider on such dates.

(4)	This option was granted on July 11, 2003.

(5)	This option was granted on February 9, 2004.

(6)	This option was granted on February 26, 2004.

(7)	This option was granted on July 23, 2004.

(8)	These options were granted on May 23, 2006.

(9)	These awards are restricted stock units and were granted on May 23, 2006. These awards will vest in four equal annual installments with the first installment vesting on May 23, 2007.

(10)	This award is a restricted stock unit and was granted on October 23, 2006. This award will vest in four equal annual installments with the first installment vesting on October 23, 2007.

(11)	These options were granted on January 12, 2007.

(12)	These awards are restricted stock units and were granted on January 12, 2007. These awards will vest in four equal annual installments with the first installment vesting on January 12, 2008.

(13)	Based on $35.67 per share, the closing sales price of the Company’s common stock on December 31, 2007, the last trading day of the fiscal year.

Option Exercises and Stock Vested in Last Year

The following table provides certain information relating to option exercises and stock vested by the executive officers named in the summary compensation table during the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (#) (2)
Patrick C.S. Lo	314,488	$8,531,065	3,000	$106,200
Christine M. Gorjanc	—	$—	3,750	$117,975
David S. Soares	67,748	$1,412,091	1,000	$35,400
Charles T. Olson	26,511	$360,213	1,000	$35,400
Michael F. Falcon	24,198	$322,907	1,000	$35,400

(1)	The value realized equals the difference between the option exercise price per share and the fair market value per share of Company common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the fair market value per share of Company common stock on the date of vesting, multiplied by the number of shares that vested on the date of vesting.

Pension Benefits and other Nonqualified Deferred Compensation Plans

We do not offer any pension or nonqualified deferred compensation plans.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 about our common stock that may be issued upon the exercise of options and rights granted to employees, consultants or members of our Board of Directors under all existing equity compensation plans, including the 2000 Plan (which was terminated as to new grants in May 2003), the 2003 Plan, the 2006 Plan, the 2006 Stand-Alone Stock Option Agreement and the 2003 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,372,031	(1)	$19.65	1,100,431	(2)
Equity compensation plans not approved by security holders	200,001	(3)	$19.16	—

Total	3,572,032		$19.62	1,100,431

(1)	Includes 1,591,926 shares outstanding under the 2003 Plan, 1,780,105 shares outstanding under the 2006 Plan and no outstanding shares under the 2003 Employee Stock Purchase Plan.

(2)	Includes 212,787 shares available for issuance under the 2003 Plan, 630,953 shares available for issuance under the 2006 Plan and 256,691 shares available for issuance under the 2003 Employee Stock Purchase Plan.

(3)	Consists of 200,001 shares outstanding under the 2006 Stand-Alone Stock Option Agreement.

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with the following of our current named executive officers. Each agreement may be terminated by either us or the executive officer at any time with or without cause. In addition, the employment agreements provide for annual salary and bonus amounts and severance benefits, as may be adjusted from time to time by our Board of Directors. In the event of a change of control, all equity awards issued under our 2006 Plan, including those issued to our executive officers, will become fully vested and exercisable. We have no tax gross-up agreements with any executive for change in control arrangements.

On December 3, 1999, we entered into an employment agreement with Patrick C.S. Lo, our Chairman and Chief Executive Officer. This agreement provides that if within one year following a change of control of NETGEAR, Mr. Lo is terminated without cause or resigns for good reason, he is entitled to full acceleration of any unvested portion of his stock options, and severance payments at his final base salary rate for a period of one year after his termination or resignation. If Mr. Lo is terminated without cause, he is entitled to receive severance payments at his final base salary rate for a period of one year and will continue to have his equity awards vest for one year after such termination.

On January 6, 2003, we entered into an employment agreement with Charles T. Olson, our Senior Vice President of Engineering. This agreement provides that if within one year following a change of control of NETGEAR, the officer is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options. If the officer is terminated without cause, he is entitled to receive severance payments at his final base salary rate for a period of 26 weeks and will continue to have his equity awards vest for one year after such termination.

On November 4, 2002, we entered into an employment agreement with Michael F. Falcon, our Senior Vice President of Operations. This agreement provides that if within one year following a change of control of NETGEAR, the officer is terminated without cause or resigns for good reason, he is entitled to receive one year acceleration of any unvested portion of his stock options. If the officer is terminated without cause, he is entitled to receive severance payments at his final base salary rate for a period of 26 weeks and will continue to have his equity awards vest for one year after such termination.

On November 16, 2005, we entered into an employment agreement with Christine M. Gorjanc, our Chief Accounting Officer. This agreement provides that if within one year following a change of control of NETGEAR, the officer is terminated without cause or resigns for good reason, she is entitled to receive two years acceleration of any unvested portion of his or her stock options. If the officer is terminated without cause, she is entitled to receive severance payments at the officer’s final base salary rate for a period of 13 weeks and will continue to have her equity awards vest for three months after such termination.

Payments Upon Termination Without Cause and Not As a Result of a Change in Control of the Company

The following table summarizes the amount that each of our named executive officers would receive in the event his or her employment with the Company is terminated without cause and not as a result of a change in control of the Company:

Name	Cash Severance ($)	Value Realized from Equity Options and Awards ($) (1)	Total ($)
Patrick C.S. Lo	$575,000	$918,676	$1,493,676
Christine M. Gorjanc	$61,875	$28,169	$90,044
David S. Soares	$—	$—	$—
Charles T. Olson	$127,500	$214,447	$341,947
Michael F. Falcon	$125,000	$213,511	$338,511

(1)	The value realized equals the difference between the option or award exercise price per share and $35.67 (the closing sales price of the Company’s common stock on December 31, 2007), multiplied by the number of shares that would vest under the terms of each employment agreement.

Payments Upon a Change in Control of the Company

Pursuant to the terms of our 2006 Plan, all outstanding options under the 2006 Plan vest immediately upon a change in control. Our named executive officers would realize the following value on equity options and awards granted under the 2006 Plan in the event of a change in control: Patrick C.S. Lo, $2,463,250; Christine M. Gorjanc, $497,900; David S. Soares, $714,800; Charles T. Olson, $624,500; and Michael Falcon, $604,800. The value realized equals the difference between the option or award exercise price per share and $35.67 (the closing sales price of the Company’s common stock on December 31, 2007), multiplied by the number of shares that would immediately vest upon a change in control.

Payments Upon Termination Without Cause or Resignation for Good Reason after a Change in Control of the Company

The following table summarizes the amount that each of our named executive officers would receive in the event his or her employment with the Company is terminated without cause, or he or she resigns for good reason, as a result of a change in control of the Company. The amounts shown in the table are in addition to any benefits already realized by that named executive officer as a result of the change in control event itself.

Name	Cash Severance ($)	Value Realized from Equity Options and Awards ($) (1)	Total ($)
Patrick C.S. Lo	$575,000	$—	$575,000
Christine M. Gorjanc	$—	$—	$—
David S. Soares	$—	$—	$—
Charles T. Olson	$—	$7,981	$7,981
Michael F. Falcon	$—	$—	$—

(1)	The value realized equals the difference between the option or award exercise price per share and $35.67 (the closing sales price of the Company’s common stock on December 31, 2007), multiplied by the number of shares that would vest under the terms of each employment agreement.

To protect the interests of NETGEAR, all of our employment agreements provide for covenants strictly limiting proprietary information disclosure, competitive activities and solicitation of our employees by a terminated executive officer for specified periods of time.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this Report of the Compensation Committee of our Board of Directors shall not be deemed “filed” with the Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

The Compensation Committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

RALPH E. FAISON

JEF GRAHAM

GREGORY J. ROSSMANN

JULIE A. SHIMER

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

The Audit Committee, which currently consists of A. Timothy Godwin, Linwood A. Lacy, Jr. and George G. C. Parker, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. Our Board of Directors first adopted a written charter for the Audit Committee in September 2000 and most recently amended it in February 2004, which details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.

The Audit Committee members are not professional auditors or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees NETGEAR’s financial reporting process on behalf of our Board of Directors. NETGEAR’s management has the primary responsibility for the financial statements and reporting process, including NETGEAR’s systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2007. This review included a discussion of the quality and the acceptability of NETGEAR’s financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with NETGEAR’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of NETGEAR’s audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of NETGEAR’s financial reporting and such other matters required to be discussed with the Audit Committee under generally accepted auditing standards in the United States including Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1. The Audit Committee discussed with the independent registered public accounting firm such auditors’ independence from management and NETGEAR, including the matters in such written disclosures required by Independence Standards Board Standard No. 1.

The Audit Committee further discussed with NETGEAR’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of NETGEAR’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on February 29, 2008.

Respectfully submitted by:

THE AUDIT COMMITTEE

A. TIMOTHY GODWIN

LINWOOD A. LACY, JR.

GEORGE G. C. PARKER

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were met, except Ms. Christine M. Gorjanc filed one Form 4 reporting one transaction late.

RELATED PARTY TRANSACTIONS

We have entered into certain compensation and severance arrangements which are described under “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Review, approval or ratification of transactions with related parties

We, or one of our subsidiaries, may occasionally enter into transactions with certain “related parties.” Related parties include our executive officers, directors, nominees for directors, or 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions in which the related party has a direct or indirect material interest as “related party transactions.” Each related party transaction must be reviewed and approved by the Audit Committee of the Board of Directors prior to the entering into of such transaction.

The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, the following:

•	the extent of the related party’s interest in the related party transaction;

•	the aggregate value of the related party transaction;

•	the benefit to the Company; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares, which you hold. You are, therefore, urged to mark, sign, date and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF DIRECTORS OF

NETGEAR, INC.:

PATRICK C.S. LO

RALPH E. FAISON

JEF GRAHAM

A. TIMOTHY GODWIN

LINWOOD A. LACY, JR.

GEORGE G. C. PARKER

GREGORY J. ROSSMANN

JULIE A. SHIMER

Dated: April 29, 2008

APPENDIX A

NETGEAR, INC.

AMENDED AND RESTATED 2006 LONG-TERM INCENTIVE PLAN

SECTION 1. PURPOSE: The purpose of the NETGEAR, Inc. Long-Term Incentive Plan is to provide certain employees and consultants of NETGEAR, Inc. and its Affiliates (as hereinafter defined) and members of the Board (as hereinafter defined) with the opportunity to receive stock-based and other long-term incentive grants in order to attract and retain qualified individuals and to align their interests with those of stockholders.

SECTION 2. EFFECTIVE DATE: This Plan originally became effective as of April 14, 2006. This Plan shall be amended and restated as of the date of its approval by the Company’s stockholders. Unless sooner terminated as provided herein, the Plan shall terminate ten years from April 14, 2006. After the Plan is terminated, no future Awards may be granted under the Plan, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions.

SECTION 3. DEFINITIONS: As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.

(a) “Affiliate” shall mean any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

(b) “Award” shall mean a grant of an Option, SAR, Restricted Stock Award, Performance Award, or Other Stock Award pursuant to the Plan, which may, as determined by the Committee, be in lieu of other compensation owed to a Participant.

(c) “Award Agreement” shall mean an agreement, either in written or electronic format, in such form and with such terms and conditions as may be specified by the Committee, which evidences the terms and conditions of an Award.

(d) “Beneficiary” means the person or entity (including a trust or the estate of the Participant) designated by the Participant to succeed to any rights that he or she may have in Awards at the time of death. No such designation, or any revocation or change thereof, shall be effective unless made in writing by the Participant on a form provided by the Company and delivered to the Company prior to the Participant’s death. If, on the death of a Participant, there is no living person or entity in existence so designated, the term “Beneficiary” shall mean the legal representative of the Participant’s estate.

(e) “Board of Directors” or “Board” shall mean the board of directors of the Company.

(f) “Change in Control” means the happening of any of the following events:

(i) the merger or consolidation of the Company with any other corporation following which the holders of the Company’s common stock immediately prior thereto hold less than 60% of the outstanding common stock of the surviving or resulting entity;

(ii) the sale of all or substantially all of the assets of the Company to any person or entity other than a wholly-owned subsidiary;

(iii) any person or group of persons acting in concert, or any entity, becomes the beneficial owner, directly or indirectly, of more than 20% of the Company’s outstanding common stock, other than an acquisition of more than 20%, in one or more transactions, of the Company’s outstanding common stock by (a) a passive institutional investor where such investor is eligible pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) to, and does, file a report of ownership on Schedule 13G with the Securities and Exchange Commission, (b) a trustee or other fiduciary of an employee benefit plan maintained by the Company, or (c) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company;

(iv) those individuals who, as of the close of the most recent annual meeting of the Company’s stockholders, are members of the Board (the “Existing Directors”) cease for any reason to constitute more than 50% of the Board. For purposes of the foregoing, a new director will be considered an Existing Director if the election, or nomination for election by the Company’s stockholders, of such new director was approved by a vote of a majority of the Existing Directors. No individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened election contest subject to Rule 14a-11 under the Exchange Act or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board of Directors, including by reason of any agreement intended to avoid or settle any election proxy contest; or

(v) the stockholders of the Company adopt a plan of liquidation.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

(h) “Committee” shall mean the Compensation Committee of the Board or such other committee of the Board of Directors, which shall consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code and “non-employee directors” within the meaning of Securities and Exchange Commission Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, or any such successor provision thereto.

(i) “Company” shall mean NETGEAR, Inc., a Delaware corporation.

(j) “Consultant” shall mean any person engaged by the Company or an Affiliate to render services to such entity as a consultant or advisor.

(k) “Disability” shall mean that a Participant is eligible for Social Security disability benefits or disability benefits under the Company’s long-term disability plan, based upon a determination by the Committee that the condition arose prior to termination of employment.

(l) “Eligible Director” shall mean a member of the Board who is not an officer or employee of the Company or any of its Affiliates.

(m) “Eligible Employee” shall mean an employee of the Company or any Affiliate.

(n) “Exercise Price” shall mean an amount, as determined by the Committee, at which an Option or SAR can be exercised by a Participant, which amount shall not be less than the Fair Market Value of a Share on the date such Award is granted, unless such Option or SAR is granted pursuant to an assumption or substitution of another option or stock appreciation right in a manner that satisfies the requirements of Section 424(a) of the Code.

(o) “Fair Market Value” shall mean, as of any date, the value of Shares as the Committee may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Shares are so listed on any established stock exchange or a national market system. If the Shares are not listed on any established stock exchange or a national market system, the value of the Shares will be determined by the Committee in good faith.

(p) “Full Value Equity Award” shall mean any Award which results in the issuance of Shares other than Options, Stock Appreciation Rights or other Awards which are based solely on an increase in value of the Shares following the date of grant.

(q) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(r) “Nonqualified Stock Option” shall mean an Option not intended to qualify as an Incentive Stock Option.

(s) “Option” shall mean the right to purchase a Share granted pursuant to Section 8, which may take the form of either an Incentive Stock Option or a Nonqualified Stock Option.

(t) “Other Stock Award” shall mean an Award of Shares or Awards that are valued in whole or in part, or that are otherwise based on, Shares, including but not limited to dividend equivalents or amounts which are equivalent to all or a portion of any federal, state, local, domestic, or foreign taxes relating to an Award, which may be payable in Shares, cash, other securities, or any other form of property as the Committee shall determine, subject to the terms and conditions set forth by the Committee and granted pursuant to Section 12.

(u) “Participant” shall mean an Eligible Employee, Consultant or Eligible Director selected by the Committee to receive Awards under the Plan.

(v) “Performance Awards” shall mean Awards of Performance Shares or Performance Units.

(w) “Performance Goal(s)” shall mean the level or levels of Performance Measures established by the Committee pursuant to Section 7.

(x) “Performance Measures” shall mean any of the following performance criteria, either alone or in any combination, which may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; and total stockholder return. Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures. The Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction; provided, however, that no such adjustment will be made if the effect of such adjustment would cause the Award to fail to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code.

(y) “Performance Period” shall mean a period of at least 12 months established by the Committee pursuant to Section 7 at the end of which one or more Performance Goals are to be measured.

(z) “Performance Share” shall mean an Award denominated in Shares, which is earned during a specified period subject to the terms and conditions as determined by the Committee and granted pursuant to Section 11.

(aa) “Performance Unit” shall mean an Award denominated in units having a value in dollars or such other currency, as determined by the Committee, which is earned during a specified period subject to the terms and conditions as determined by the Committee and granted pursuant to Section 11.

(bb) “Plan” shall mean the NETGEAR, Inc. Long-Term Incentive Plan, as amended and restated from time to time.

(cc) “Restricted Stock” shall mean an Award of Shares, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 10.

(dd) “Restricted Stock Award” shall mean an Award consisting of Restricted Stock or Restricted Stock Units.

(ee) “Restricted Stock Unit” shall mean an Award consisting of a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share, payable in cash or Shares, and representing an unfunded and unsecured obligation of the Company, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 10.

(ff) “Retirement” shall mean termination of an Eligible Employee’s employment with the Company and its Affiliates for retirement purposes if such termination occurs (1) on or after his or her sixty-fifth birthday; or (2) on or after his or her fifty-fifth birthday with the written consent of the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer’s retirement, with the consent of the Committee. In the case of an Eligible Director, “Retirement” shall be determined by the Committee in its discretion. In no event shall termination of a Consultant’s services with the Company and Affiliates be treated as a Retirement under the Plan.

(gg) “Shares” shall mean shares of common stock, $0.001 par value, of the Company.

(hh) “Stock Appreciation Right” or “SAR” shall mean an Award, which represents the right to receive the difference between the Fair Market Value of a Share on the date of exercise and an Exercise Price, payable in cash or Shares, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 9.

SECTION 4. ADMINISTRATION:

(a) Subject to the express provisions of this Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to designate Participants, to determine the terms and conditions of Awards, and to make all other determinations deemed necessary or advisable for the administration of the Plan. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding. The Committee may delegate to one or more officers of the Company the authority, subject to the terms and conditions as the Committee shall determine, to grant Awards to Participants who are not members of the Board or officers within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended.

(b) The determination of any Award grants to Eligible Directors shall be made solely by the Eligible Directors and without the participation of any non-Eligible Directors or Eligible Employees. Awards granted to an Eligible Director shall generally be on par with Awards granted to all other comparable Eligible Directors.

(c) Notwithstanding anything to the contrary herein, any material amendment to the Plan shall require stockholder approval, which shall constitute the affirmative approval by a majority of shares present in person or by proxy and entitled to vote on the proposed material amendment. For the purposes of this Section 4(c), a “material amendment” would include (i) any material increase in the number of shares to be issued under the Plan (other than to reflect an event specified in Section 5(f)); (ii) any material increase in benefits to participants, including any material change to (a) permit a repricing (or decrease in exercise price) of outstanding options, (b) reduce the price at which shares or options to purchase shares may be offered, or (c) extend the duration of the Plan; (iii) any material expansion of the class of participants eligible to participate in the Plan; (iv) any expansion in the types of options or awards provided under the Plan and (v) the items set forth in Section 27 hereof.

SECTION 5. SHARES AVAILABLE FOR AWARDS:

(a) Subject to adjustment as provided in Section 5(f), the maximum number of Shares available for issuance under the Plan shall be 5,000,000.

(b) If any Shares are subject to an Award that is forfeited, is settled in cash, expires, or is otherwise settled without the issuance of the full number of Shares underlying the Awards, any such Shares covered by such Award shall again be available for issuance under the Plan. Any Shares that are tendered by the Participant or retained by the Company as full or partial payment to the Company for the purchase of an Award or to satisfy tax withholding obligations in connection with an Award shall not be available for Awards under the Plan.

(c) Unless otherwise determined by the Committee, Awards that are designed to operate in tandem with other Awards shall not be counted against the maximum number of Shares available under Section 5(a) in order to avoid double counting.

(d) Notwithstanding the foregoing, and, subject to adjustment provided in Section 5(f), the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate number of Shares stated in Section 5(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under Section 5(b).

(e) Any Shares issued under the Plan shall consist, in whole or in part, of authorized and unissued Shares, Shares purchased in the open market or otherwise, Shares in treasury, or any combination thereof, as the Committee or, as appropriate, the Board may determine.

(f) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or similar corporate transaction, as determined by the Committee, the Committee shall, in such manner as it may deem equitable and to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, adjust the number and type of Shares available for Awards under the Plan, the number and type of Shares subject to outstanding Awards, and the Exercise Price with respect to any Award; provided, however, that any fractional Share resulting from an adjustment pursuant to this Section 5(f) shall be rounded to the nearest whole number.

(g) Notwithstanding anything to the contrary herein, in no event shall the number of Shares underlying Full Value Equity Awards granted hereunder exceed 10% of the maximum number of Shares available for issuance under Section 5(a).

SECTION 6. ELIGIBILITY: The Committee from time to time may designate which Eligible Employees, Eligible Directors and Consultants shall become Participants under the Plan.

SECTION 7. CODE SECTION 162(m) PROVISIONS:

(a) Notwithstanding any other provision of the Plan, if the Committee determines at the time an Award is made to a Participant that such Participant is or may be for the tax year in which the Company would claim a tax deduction in connection with the Award, a Covered Employee (as that term is defined in Section 162(m) of the Code), the Committee may provide, in writing, that this Section 7 is applicable to such Award under such terms and conditions as the Committee may specify.

(b) Notwithstanding any other provision of the Plan other than Section 5(f), if the Committee provides that this Section 7 is applicable to a particular Award, no Participant shall receive such an Award or Awards having an aggregate Option/SAR Value, Performance Share Value, and Performance Unit Value (as hereinafter defined) of greater than $3,000,000 for any fiscal year of the Company, where: (i) the Option/SAR Value shall mean the Fair Market Value of the number of Shares underlying an Award of Options in any fiscal year of the Company or the Fair Market Value of a number of Shares equal to the number of SARs awarded in any fiscal year of the Company, with such Fair Market Value determined as of the date of grant of each Award, multiplied by 50%; (ii) the Performance Share Value shall mean the Fair Market Value, as of the date of grant of each such Award, of the maximum number of Shares that the Participant could receive from an Award of Performance Shares granted in the fiscal year; provided, however, that such number of Shares shall be divided by the number of full or partial fiscal years of the Company contained in the Performance Period of a particular Award, and provided further, that if any other Awards of Performance Shares are outstanding for such Participant for a given fiscal year, the Performance Share Value shall be increased for each such given fiscal year by the Fair Market Value of Shares that could be received by the Participant under all such other Awards calculated on the date each such Award was granted, divided, for each such Award, by the number of full or partial fiscal years of the Company contained in the Performance Period of each such outstanding Award; or (iii) the Performance Unit Value shall mean the maximum dollar value that the Participant could receive from an Award of Performance

Units granted in the fiscal year, provided, however, that such amount shall be divided by the number of full or partial fiscal years of the Company contained in the Performance Period of a particular Award, and provided further, that if any other Awards of Performance Units are outstanding for such Participant for a given fiscal year, the Performance Unit Value shall be increased for each such given fiscal year by the amount that could be received by the Participant under all such other Awards, divided, for each such Award, by the number of full or partial fiscal years of the Company contained in the Performance Period of each such outstanding Award; provided, however, that the limitations set forth in this Section 7(b) shall be subject to adjustment under Section 5(f) of the Plan only to the extent that such adjustment does not affect the status of any Award intended under this Section 7 to qualify as “performance based compensation” under Section 162(m) of the Code. If an Option is granted in tandem with a SAR, such that exercise of the Option or SAR with respect to one Share cancels the tandem option or SAR, respectively, with respect to such Share, the tandem Option and SAR with respect to such Share shall be counted as covering only one Share for purposes of applying the limitation set forth in this Section 7(b).

(c) If an Award is subject to this Section 7, the grant of any Shares or cash shall be subject to the attainment of Performance Goals for the Performance Period. The Committee shall establish the Performance Goals within 90 days following the commencement of the applicable Performance Period, or such earlier time as prescribed by Section 162(m) of the Code or regulations thereunder, and a schedule detailing the total amount which may be available for payout based upon the relative level of attainment of the Performance Goals.

(d) The Committee may, in its discretion, reduce the amount of any Award subject to this Section 7 based on such criteria as it shall determine. However, the Committee may not increase the amounts payable pursuant to any Award subject to this Section 7 or waive the achievement of the applicable Performance Goals, except as the Committee may provide in a particular Award’s Award Agreement for certain events, including but not limited to death, disability, or a change in ownership or control of the Company.

(e) Prior to the payment of any Award subject to this Section 7, the Committee shall verify in writing as prescribed by Section 162(m) of the Code or the regulations thereunder that the applicable Performance Goals were achieved.

(f) The Committee shall have the authority to impose such other restrictions on Awards subject to this Section 7 as it may deem necessary or appropriate to ensure that such Awards meet the requirements for “performance based compensation” under Section 162(m) of the Code.

SECTION 8. OPTIONS: Subject to the terms and conditions of the Plan and this Section 8, the Committee may grant to Participants Options on such terms and conditions as the Committee may prescribe in such Option’s Award Agreement, including, but not limited to, the Exercise Price; vesting schedule; term of the Option; method of payment of the Exercise Price; treatment upon termination of employment or service of the Participant; and other terms and conditions that the Committee may deem appropriate:

(a) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Affiliate) exceeds $100,000, such Options will be treated as Nonqualified Stock Options. For purposes of this Section 8(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) The Committee will determine the term of each Option in its sole discretion. Any Option granted under the Plan will not be exercisable after the expiration of ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Committee, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Eligible Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Affiliate, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 8(c), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(d) At the time an Option is granted, the Committee will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(e) The Committee will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by applicable laws.

SECTION 9. STOCK APPRECIATION RIGHT: Subject to the terms and conditions of the Plan and this Section 9, the Committee may grant to Participants SARs on such terms and conditions as the Committee may prescribe in such SAR’s Award Agreement, including, but not limited to, the Exercise Price; vesting schedule; term of the SAR; form of payment; treatment upon termination of employment or service of the Participant; and other terms and conditions that the Committee may deem appropriate:

(a) The Committee, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.

(b) Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, will determine.

(c) A SAR granted under the Plan will expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, any SARs granted under the Plan will not be exercisable after the expiration of ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(d) Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SARs exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

SECTION 10. RESTRICTED STOCK AWARD: Subject to the terms and conditions of the Plan, the Committee may grant to Participants Restricted Stock Awards on such terms and conditions as the Committee may prescribe in such Restricted Stock Award’s Award Agreement, including, but not limited to, the vesting schedule; purchase price, if any; deferrals allowed or required; treatment upon termination of employment or service of the Participant; and other terms and conditions that the Committee may deem appropriate. Notwithstanding the foregoing, except as set forth in Sections 14 and 16 hereof, the period over which any Restricted Stock Award may fully vest will be no less than three (3) years.

SECTION 11. PERFORMANCE AWARDS: Subject to the terms and conditions of the Plan, the Committee may grant to Participants Performance Awards on such terms and conditions as the Committee may prescribe in such Performance Award’s Award Agreement, including, but not limited to, the performance period (which will be no less than 12 months); performance criteria; treatment upon termination of employment or service of the Participant; and other terms and conditions that the Committee may deem appropriate.

SECTION 12. OTHER STOCK AWARDS: Subject to the terms and conditions of the Plan, the Committee may grant to Participants Other Stock Awards on such terms and conditions as the Committee may prescribe in such Other Stock Award’s Award Agreement, including, but not limited to, the vesting schedule, if any; purchase price, if any; deferrals allowed or required; treatment upon termination of employment or service of the Participant; and other terms and conditions that the Committee may deem appropriate.

SECTION 13. PROHIBITION ON REPRICING: The Committee shall not reduce the Exercise Price of any outstanding Option or SAR, whether through amendment, cancellation, replacement, or any other means, without the approval of stockholders. This Section 13 shall not be construed to apply: (i) to the Options or SARs granted pursuant to an assumption or substitution of another option in a manner that satisfies the requirements of Section 424(a) of the Code; or (ii) to an adjustment made pursuant to Section 5(f) of the Plan.

SECTION 14. TERMINATION OF EMPLOYMENT: Unless determined otherwise by the Committee with respect to any Award granted under the Plan, the following rules shall apply to Awards following a Participant’s termination of employment with the Company and its Affiliates (or termination of services, in the case of a Consultant):

(a) All unvested Awards shall be forfeited on the date of a Participant’s termination of employment for reasons other than Retirement, Disability or death.

(b) Upon a Participant’s termination of employment by reason of Retirement, Disability or death, all unvested Options, SARs, Restricted Stock Awards and Other Stock Awards shall become fully vested and any Performance Shares or Performance Units shall be payable to the extent determined by the Committee.

(c) Upon termination of employment by reason of Retirement or Disability, Options shall be exercisable until not later than the earlier of three years after the termination date or expiration of their term. Upon the death of a Participant while employed by the Company or an Affiliate or after terminating by reason of Retirement or Disability, Options shall be exercisable by the Participant’s Beneficiary not later than the earliest of one year after the date of death, three years after the date of termination due to Retirement or Disability, or the expiration of their term. All SARs that become vested on termination of employment by reason of Retirement, Disability or death shall be exercisable as determined by the Committee, which determination may provide for an automatic exercise date.

(d) Upon termination for any reason other than Retirement, Disability or death, any Options vested prior to such termination may be exercised during the three-month period (or such other period as may be set by the Committee) commencing on the termination date, but not later than the expiration of their term. If a Participant dies during such post-employment period, such Participant’s Beneficiary may exercise the Options (to the extent they were vested and exercisable on the date of employment termination), but not later than the earlier of one year after the date of death or the expiration of their term.

SECTION 15. WITHHOLDING: The Committee may make such provisions and take such steps as it may deem necessary and appropriate for the withholding of any taxes that the Company is required by law or regulation of any governmental authority, whether federal, state, local, domestic, or foreign, to withhold in connection with the grant, exercise, payment, or removal of restrictions of an Award, including, but not limited to, requiring the Participant to remit to the Company an amount sufficient to satisfy such withholding requirements in cash or Shares or withholding cash or Shares due or to become due with respect to the Award at issue.

SECTION 16. CHANGE IN CONTROL: In the event of a Change in Control, all Awards shall vest and the value of each Participant’s Performance Units and Performance Shares shall immediately be paid in cash or shares to the Participant in accordance with the relevant Award Agreement. SARs that become vested upon a Change in Control shall be exercisable as determined by the Committee, which determination may provide for an automatic exercise date. The surviving entity in the event of a Change in Control may assume such fully vested Awards without the consent of Participants.

SECTION 17. POSTPONEMENT OF ISSUANCE AND DELIVERY: The issuance and delivery of any Shares under this Plan may be postponed by the Company for such period as may be required to comply with any applicable requirements under any applicable listing requirement of any national securities exchange or any law or regulation applicable to the issuance and delivery of Shares, and the Company shall not be obligated to issue or deliver any Shares if the issuance or delivery of such Shares shall constitute a violation of any provision of any law or regulation of any governmental authority or any national securities exchange.

SECTION 18. NO RIGHT TO AWARDS: No employee or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniform treatment of employees, Consultants or Directors under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

SECTION 19. NO RIGHT TO EMPLOYMENT OR DIRECTORSHIP: The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or as a Consultant of the Company or an Affiliate or any right to remain as a member of the Board, as the case may be. The Company may at any time terminate an employee’s employment or a Consultant’s provision of services free from any liability or any claim under the Plan, unless otherwise provided in the Plan or an Award Agreement.

SECTION 20. NO RIGHTS AS A STOCKHOLDER: A Participant shall have no rights as a stockholder with respect to any Shares covered by an Award until the date of the issuance and delivery of such Shares.

SECTION 21. SEVERABILITY: If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or such Award shall remain in full force and effect.

SECTION 22. NO TRUST OR FUND CREATED: Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent any person acquires a right to receive payments from the Company or an Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

SECTION 23. HEADINGS: Headings are given to the Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provisions thereof.

SECTION 24. NONASSIGNABILITY: Unless otherwise determined by the Committee, no Participant or Beneficiary may sell, assign, transfer, discount, or pledge as collateral for a loan, or otherwise anticipate any right to payment under the Plan other than by will or by the applicable laws of descent and distribution. Under such procedures as the Committee may establish, Awards may be transferred by gift to members of a Participant’s immediate family (i.e., children, grandchildren and spouse) or to one or more trusts for their benefit or to partnerships in which such family members and the Participant are the only partners, provided that (i) any agreement governing such Award expressly so permits or is amended to so permit, (ii) the Participant does not receive any consideration for such transfer, and (iii) the Participant provides such documentation or information concerning any such transfer or transferee as the Committee may reasonably request. Any transferred Awards shall be subject to the same terms and conditions that applied immediately prior to their transfer. In no event shall such transfer rights apply to any Incentive Stock Option.

SECTION 25. INDEMNIFICATION: In addition to such other rights of indemnification as members of the Board or the Committee or officers or employees of the Company or an Affiliate to whom authority to act for the Board or Committee is delegated may have, such individuals shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal thereof, to which any such individual may be a party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder and against all amounts paid by such individual in a settlement thereof that is approved by the Company’s legal counsel or paid in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged that such person is liable for gross negligence, bad faith, or intentional misconduct; provided, however, that any such individual shall give the Company an opportunity, at its own expense, to defend the same before such individual undertakes to defend such action, suit, or proceeding.

SECTION 26. FOREIGN JURISDICTIONS: The Committee may adopt, amend, or terminate arrangements, not inconsistent with the intent of the Plan, to make available tax or other benefits under the laws of any foreign jurisdiction to Participants subject to such laws or to conform with the laws and regulations of any such foreign jurisdiction.

SECTION 27. TERMINATION AND AMENDMENT: Subject to the approval of the Board, where required, the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no action shall be taken by the Board or the Committee without the approval of stockholders that would:

(a) Increase the maximum number of Shares that may be issued under the Plan, except as provided in Section 5(f);

(b) Increase the limits applicable to Awards under the plan, except as provided in Sections 5(f) and 7(b);

(c) Allow for an Exercise Price below the Fair Market Value of Shares on the date of grant of an Option or SAR, except as provided in Section 3(n);

(d) Amend Section 13 to permit the repricing of outstanding Options or SARs; or

(e) Require approval of the Company’s stockholders under any applicable law, regulation, or rule.

Notwithstanding the foregoing, no termination or amendment of the Plan may, without the consent of the applicable Participant, terminate or adversely affect any material right or obligation under an Award previously granted under the Plan; provided, however, that the Committee may alter, amend, suspend, or terminate the Plan or an Award in whole or in part, without the consent of the Participant, to the extent necessary to conform the provisions of the Plan or an Award with Section 409A of the Code or regulations thereunder regardless of whether such alteration, amendment, suspension, or termination adversely affects the rights or obligations under the Award.

SECTION 28. APPLICABLE LAW: This Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflict of laws.

SECTION 29. NO GUARANTEE OF FAVORABLE TAX TREATMENT: Although the Committee intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or foreign law. The Company shall not be liable to any Participant for any tax the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

APPENDIX B

NETGEAR, INC.

EXECUTIVE BONUS PLAN

SECTION 1

BACKGROUND, PURPOSE AND DURATION

1.1 Effective Date. The Plan is effective as of March 7, 2008, subject to ratification by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2008 Annual Meeting of Stockholders of the Company.

1.2 Purpose of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company. The Plan is intended to permit the grant of awards that qualify as performance-based compensation under section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to eliminate or reduce the award otherwise determined by the Payout Formula.

2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3 “Base Salary” means as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6 “Committee” means the Compensation Committee of the Board, or such other committee as may be designated by the Board to administer the Plan .

2.7 “Company” means NETGEAR, Inc., a Delaware corporation, or any successor thereto.

2.8 “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under section 162(m) of the Code.

2.9 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.10 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.11 “Fiscal Year” means the fiscal year of the Company.

2.12 “Maximum Award” means as to any Participant for any Performance Period, $3,000,000.

2.13 “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.14 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.15 “Performance Period” means any Fiscal Year or such other period longer than a Fiscal Year but not in excess of three Fiscal Years, as determined by the Committee in its sole discretion.

2.16 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; net operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; individual objectives; and total stockholder return. The Performance Goals may differ from Participant to Participant and from award to award. Prior to the Determination Date, the Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants.

2.17 “Plan” means the NETGEAR, Inc. Executive Bonus Plan, as set forth in this instrument and as hereafter amended from time to time.

2.18 “Retirement” means, with respect to any Participant, a Termination of Employment after attaining at least age 65.

2.19	“Shares” means shares of the Company’s common stock.

2.20 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.

2.21 “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. The Committee, in its sole discretion, shall select the Employees of the Company who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2 Determination of Performance Goals. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Performance Period exceed the Maximum Award.

3.5 Date for Determinations. The Committee shall make all determinations under Section 3.1 through 3.4 on or before the Determination Date.

3.6 Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and determine what Actual Award, if any, will be paid in the event of a Termination of Employment or a change of control prior to the end of the Performance Period.

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Payment of each Actual Award shall be made as soon as practical following the determination and certification of the Actual Award as set forth in Section 3.6, but in no event later than the fifteenth day of the third month of the Fiscal Year following the date the Participant’s Actual Award is no longer subject to a substantial risk of forfeiture; provided that the Committee may permit Participants to elect to defer payment of their Actual Awards in a manner satisfying the requirements of §409A of the Code.

It is the intent that this Plan comply with the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply.

4.3 Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum unless otherwise deferred in accordance with Section 4.2.

4.4 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a prior Performance Period, the Award shall be paid to his or her estate.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as performance-based compensation under section 162(m) of the Code.

SECTION 6

GENERAL PROVISIONS

6.1 Tax Withholding. The Company shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA and SDI obligations).

6.2 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5 Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

6.6 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

6.7 Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

SECTION 7

AMENDMENT, TERMINATION AND DURATION

7.1 Amendment, Suspension or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.

7.2 Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8

LEGAL CONSTRUCTION

8.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3 Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4 Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

8.5 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3 AND 4 IN THE DISCRETION OF THE PROXIES AND ATTORNEYS-IN-FACT, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

1. ELECTION OF DIRECTORS

Nominees:

01 Patrick C.S. Lo

02 Ralph E. Faison

03 A. Timothy Godwin

04 Jef Graham

05 Linwood A. Lacy, Jr.

06 George G. C. Parker

07 Gregory J. Rossmann

08 Julie A. Shimer

To withhold authority to vote for any nominee, strike a line through the name of such nominee.

FOR all nominees listed to the left (except as marked below)

WITHHOLD AUTHORITY to vote for all nominees listed to the left

FOR

AGAINST

ABSTAIN

2. PROPOSAL TO APPROVE AMENDMENTS TO THE NETGEAR, INC. 2006 LONG-TERM INCENTIVE PLAN

FOR

AGAINST

ABSTAIN

3. PROPOSAL TO APPROVE THE ADOPTION OF THE NETGEAR, INC. EXECUTIVE BONUS PLAN

FOR

AGAINST

ABSTAIN

4. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Either of such proxies and attorneys-in-fact, or their substitutes, as shall be present and shall act at said meeting or any adjournment or adjournments thereof shall have and may exercise all the powers of said proxies and attorneys-in-fact hereunder.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s).

Signature

Signature

Date

(This proxy should be marked, dated and signed by the stockholder(s) exactly as the name(s) appear on the stock certificate(s) and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.)

FOLD AND DETACH HERE

Important notice regarding the availability of proxy materials for the Stockholder Meeting to be held June 3, 2008. The Proxy Statement and Annual Report on Form 10-K are available at: http://ww3.ics.adp.com/streetlink/NTGR

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NETGEAR, INC.

Proxy for Annual Meeting of Stockholders

The undersigned stockholder of NETGEAR, Inc., a Delaware corporation, hereby acknowledges receipt of the 2007 Annual Report to Stockholders and the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders of NETGEAR, Inc. to be held on June 3, 2008, at 10:00 a.m., local time, at the company’s principal executive offices located at 4500 Great America Parkway, Santa Clara, California 95054, and hereby appoints Patrick C.S. Lo and Christine M. Gorjanc, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at such meeting, and at any adjournment or adjournments thereof, and to vote all the shares of Common Stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below:

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your NETGEAR, Inc. account online.

Access your NETGEAR, Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for NETGEAR, Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status

• View certificate history

• View book-entry information

• View payment history for dividends

• Make address changes

• Obtain a duplicate 1099 tax form

• Establish/change your PIN

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